Exhibit 10.2

$300,000,000

TERM LOAN AGREEMENT

among

DOMINION MIDSTREAM PARTNERS, LP,

as Borrower

QPC HOLDING COMPANY,

as Guarantor

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

ROYAL BANK OF CANADA,

as Administrative Agent

and

MIZUHO BANK, LTD.,

as Syndication Agent

RBC CAPITAL MARKETS1

and

MIZUHO BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of October 28, 2016

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

(continued)

(continued)

(continued)

(continued)

v

ANNEXES

Annex A	Leverage-Based Pricing Grid
Annex B	Ratings-Based Pricing Grid

SCHEDULES

Schedule 1.1	Commitment Schedule
Schedule 6.17	Subsidiaries
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.2(a)	Form of Notice of Borrowing
Exhibit 2.2(c)	Form of Notice of Conversion/Continuation
Exhibit 2.7	Form of Note
Exhibit 3.2	Form of Notice of Prepayment
Exhibit 5.2(c)	Form of DRI Note
Exhibit 5.2(d)	Form of Guarantee and Pledge Agreement
Exhibit 5.2(h)	Form of Legal Opinion
Exhibit 5.2(j)	Form of Closing Certificate
Exhibit 5.2(k)	Form of Solvency Certificate
Exhibit 7.1(c)	Form of Officer’s Certificate
Exhibit 11.3	Form of Assignment Agreement

TERM LOAN AGREEMENT

TERM LOAN AGREEMENT (this “Credit Agreement”), dated as of October 28, 2016, among DOMINION MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Borrower”), QPC HOLDING COMPANY, a Utah corporation (the “Guarantor”), the Lenders (as defined below) from time to time parties to this Credit Agreement, ROYAL BANK OF CANADA (“RBC”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), and MIZUHO BANK, LTD. (“Mizuho”), as syndication agent (in such capacity, the “Syndication Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide a $300,000,000 term loan facility to the Borrower; and

WHEREAS, subject to the terms and conditions of this Credit Agreement, the Lenders are willing severally to make the requested term loan facility to the Borrower;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Acquisition Period” means, upon the Borrower’s election pursuant to Section 7.1(f), the period beginning with the closing date for a Qualified Acquisition (a “Qualified Acquisition Closing Date”) and ending on the earliest of (i) the last day of the first full fiscal quarter following such Qualified Acquisition Closing Date in which the Leverage Ratio is equal to or less than 5.00:1.00, (ii) the last day of the third full fiscal quarter following such Qualified Acquisition Closing Date and (iii) the date on which the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Qualified Acquisition; provided, that (i) no Acquisition Period may become effective if the Borrower fails to timely elect such Acquisition Period pursuant to the terms of Section 7.1(f), (ii) no more than one Acquisition Period may be elected with respect to any particular Qualified Acquisition, (iii) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (iv) in no event shall Acquisition Periods for one or more Qualified Acquisitions extend beyond six consecutive fiscal quarters.

“Additional Lender” has the meaning set forth in Section 2.8(b) hereof.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.

“Administrative Agent” has the meaning set forth in the preamble hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20.0% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agency Fee Letter” means that certain agency fee letter, dated as of September 30, 2016, by and among the Borrower and the Administrative Agent.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and all similar laws, rules, and regulations of any jurisdiction applicable to any Credit Party or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, for any Type of Loan at any time, (a) at all times prior to the Rating Date, the percentage rate per annum which is applicable at such time with respect to Loans of such Type by reference to the then applicable Leverage Ratio under the caption “Applicable Percentage” as set forth in the Leverage-Based Pricing Grid corresponding to the Leverage Ratio as of the end of the most recently ended four-fiscal quarter period of the Borrower for which consolidated financial statements of the Borrower have been furnished to the Administrative Agent pursuant to Section 7.1; provided, that prior to the delivery of such consolidated financial statements, the Applicable Percentage pursuant to this clause (a) shall be determined by reference to the pro forma Leverage Ratio set forth in the officer’s certificate delivered pursuant to Section 5.2(j)(ii) and (b) at all times from and after the Rating Date (provided, that the Borrower shall notify the Administrative Agent promptly following the occurrence of such Rating Date), the percentage rate per annum which is applicable at such time with respect to Loans of such Type by reference to the then applicable Rating under the caption “Applicable Percentage” as set forth in the Ratings-Based Pricing Grid.

“Arranger Fee Letter” means that certain joint fee letter, dated as of September 30, 2016, by and among the Borrower and the Joint Lead Arrangers.

“Assignment Agreement” has the meaning set forth in Section 11.3(b)(vi) hereof.

“Attributable Indebtedness” means, on any date, (a) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capitalized lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the U.S. Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of one-half of one percent (0.50%) plus the Federal Funds Rate for such day or (c) Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%). Each change in the Base Rate based upon a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall take effect at the time of such change in the Prime Rate, the Federal Funds Rate, or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan that bears interest at a Base Rate.

“Benefitted Lender” has the meaning set forth in Section 11.2 hereof.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” has the meaning set forth in the preamble hereof.

“Borrower Cash Flow” means, for any period, an amount equal to the Distributed Cash received by the Borrower during such period; provided, that if the Borrower has acquired or disposed of any Capital Stock in any of its Subsidiaries or the Borrower or any of its Subsidiaries has acquired or disposed of any property with a value in excess of $5,000,000 at any time after the first day of such period, the determinations of Borrower Cash Flow shall be made giving pro forma effect to such acquisition or Disposition as if such acquisition or Disposition had occurred on the first day of such period.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided, that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control” means (a) DRI ceases to own, directly or indirectly, a majority of the equity interests of or to control, the General Partner, (b) the General Partner ceases to be the sole general partner of, or ceases to control, the Borrower or (c) DRI ceases to own, directly or indirectly, 100.0% of the equity interests of the Guarantor.

“Closing Date” means the first date all of the conditions precedent in Section 5.2 are satisfied or waived in accordance with Section 11.6.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Guarantee and Pledge Agreement.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Commitment” means, as to each Lender, its commitment to make Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1, as such commitment may be reduced or adjusted in accordance with this Credit Agreement. As of the Effective Date, the aggregate amount of the total Commitments is $300,000,000.

“Commitment Termination Date” means, with respect to all Commitments, 11:59 p.m. (New York City time) on December 15, 2016.

“Consolidated Net Assets” means, at any date, the total amount of assets of the Borrower and its Subsidiaries after deducting therefrom (a) all current liabilities of the Borrower and its Subsidiaries (excluding any thereof which are by their terms extendible or renewable at the option of the Borrower or a Subsidiary to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) total prepaid expenses and deferred charges of the Borrower and its Subsidiaries.

“Consolidated Net Tangible Assets” means, at any date, (a) Consolidated Net Assets minus (b) goodwill and other intangible assets of the Borrower and its Consolidated Subsidiaries, all as reflected in the consolidated financial statements most recently furnished to the Administrative Agent pursuant to Sections 5.2(f) or 7.1 (as applicable).

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

“Contribution” means the contribution and conveyance by the Guarantor of 100.0% of the outstanding membership interests in Questar Pipeline to the Borrower, as the purchaser, pursuant to the Contribution Agreement.

“Contribution Agreement” means that certain contribution, conveyance and assumption agreement, to be entered into on or before the Effective Date, by and among DRI, the Guarantor and the Borrower.

“Controlled Group” means (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower is a part or may become a part.

“Cove Point” means Dominion Cove Point LNG, LP, a Delaware limited partnership.

“Credit Agreement” has the meaning set forth in the preamble hereof.

“Credit Documents” means this Credit Agreement, the Guarantee and Pledge Agreement, the Notes (if any), the Fee Letters and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means the Borrower and/or the Guarantor.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed, within three Business Days of the date required to be funded or paid, to (i) make a Loan required pursuant to the terms of this Credit Agreement or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, or, in the case of clause (ii), such amount is the subject of a good faith dispute; (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its future funding obligations under this Credit Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Credit Agreement, specifically identified and with reasonable supporting facts, cannot be met) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after a request by the Borrower, the Administrative Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender in the jurisdiction of such Lender’s lending office that it will comply with its obligations to fund prospective Loans; provided, however, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s, the Administrative Agent’s or such Lender’s receipt of such certification, or (d) has, or has a direct or indirect parent company that has, (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, (ii) has become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceedings, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Persons charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (iii) becomes the subject of a Bail-in Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or in any Person controlling such Lender, or the exercise of control over such Lender or over any Person controlling such Lender, by a Governmental Authority or an instrumentality thereof.

“Disposition” has the meaning set forth in Section 8.3 hereof.

“Distributed Cash” means, without duplication, internally generated cash and cash equivalents distributed by the Borrower’s Subsidiaries, directly or indirectly, to the Borrower in respect of the Capital Stock of such Subsidiaries, owned, directly or indirectly, by the Borrower (other than dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash investments, or cash investments that were not intended to be used by such Subsidiary for capital expenditures or for operational purposes, by the Borrower or by any of the Borrower’s Subsidiaries in another Subsidiary), excluding (a) the proceeds of any extraordinary receipts (including cash payments or proceeds received (i) from any Disposition by the Borrower or any of its Subsidiaries, (ii) under any casualty insurance policy in respect of a covered loss thereunder or (iii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case, in excess of $2,000,000) and (b) any cash that is derived from (i) cash grants and similar items to the applicable Subsidiary, (ii) any incurrence of Indebtedness by the applicable Subsidiary, (iii) any issuance of Capital Stock by the applicable Subsidiary or (iv) any capital contribution to the applicable Subsidiary.

“Dollar”, “dollar” and “$” means lawful currency of the U.S.

“DRI” means Dominion Resources, Inc., a Virginia corporation.

“DRI Note” means that certain $300,000,000 promissory note substantially in the form of Exhibit 5.2(c), dated as of the Closing Date, issued by DRI to the Guarantor.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all of the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 11.6.

“Eligible Assignee” means (a) any Lender or Affiliate or Subsidiary of a Lender and (b) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D) that is either a bank organized or licensed under the laws of the U.S. or any state thereof or that has agreed to provide the information listed in Section 4.4(f) to the extent that it may lawfully do so and that is approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided, that (i) the Borrower’s consent is not required pursuant to clause (a) or, with respect to clause (b), during the existence and continuation of a Default or an Event of Default, (ii) neither the Credit Parties nor any Affiliate or Subsidiary of the Credit Parties shall qualify as an Eligible Assignee and (iii) no natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or a Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions issued or promulgated by any Governmental Authority or any binding agreements entered into by any Credit Party or any of its Subsidiaries with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters arising from the exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means, with respect to the Borrower, each person (as defined in Section 3(9) of ERISA) which, together with the Borrower or any Subsidiary of the Borrower, would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loan” means a Loan that bears interest at the Eurodollar Rate.

“Eurodollar Rate” means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the formula set forth below; provided, that the Eurodollar Rate will be deemed to be not less than 0.0% per annum:

“Eurodollar Rate” =	Interbank Offered Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Intercompany Note” means that certain Promissory Note, dated April 1, 2015, issued by the Borrower in favor of Dominion MLP Holding Company II, Inc., a Virginia corporation.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.

“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1.0%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that the Federal Funds Rate will be deemed to be not less than 0.0% per annum.

“Fee Letters” means the Arranger Fee Letter and the Agency Fee Letter.

“Fitch” means Fitch Ratings Ltd., or any successor or assignee of the business of such company in the business of rating securities.

“GAAP” means generally accepted accounting principles in the U.S. applied on a consistent basis and subject to Section 1.3.

“General Partner” means Dominion Midstream GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” has the meaning set forth in Section 11.18 hereof.

“Guarantee and Pledge Agreement” means that certain Guarantee and Pledge Agreement substantially in the form of Exhibit 5.2(d), dated as of the date hereof, by and among the Guarantor and the Administrative Agent.

“Guarantor” has the meaning set forth in the preamble hereof.

“Guaranty Obligations” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including any obligation (a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or (b) entered into primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof (such as, for example, but without limitation, an agreement to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet conditions of such other Person, including maintenance agreements, comfort letters or similar agreements or arrangements, or to lease or purchase property, securities or services) if such obligation would constitute an indirect guarantee of Indebtedness of others and the disclosure of such obligation would be required in such Person’s financial statements under GAAP; provided, however, that the term Guaranty Obligations shall not include (i) endorsements for deposit or collection in the ordinary course of business, (ii) obligations under purchased power contracts or (iii) obligations of such Person otherwise constituting Guaranty Obligations under this definition to provide contingent equity support, to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise in respect of any Subsidiary or Affiliate of such Person in connection with the non-utility non-recourse financing activities of such Subsidiary or Affiliate.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature as regulated pursuant to any Environmental Law.

“Hedging Obligations” means obligations in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Hybrid Equity Securities” means any securities issued by the Borrower or a financing vehicle of the Borrower that (i) are classified as possessing a minimum of “minimal equity content” by S&P, Basket B equity credit by Moody’s, and 25.0% equity credit by Fitch; provided, that, with respect to any securities that are not yet so classified, the requirement in this clause (i) may instead be satisfied by the delivery to the Administrative Agent of a certificate of a Responsible Officer, certifying that if such securities were classified by each rating agency, such securities would receive the classifications set forth in clause (i) above, and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under this Credit Agreement; provided, that, for purposes of this clause (ii), conversions into other equity securities shall not constitute “repayments”, “prepayments”, “redemptions” or “repurchases”.

“Incremental Amount” has the meaning set forth in Section 2.8(a) hereof.

“Incremental Facility” has the meaning set forth in Section 2.8(a) hereof.

“Incremental Loan Request” has the meaning set forth in Section 2.8(a) hereof.

“Incremental Loans” has the meaning set forth in Section 2.8(a) hereof.

“Indebtedness” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds, deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any of its Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all Guaranty Obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers’ acceptances.

“Indemnified Taxes” has the meaning set forth in Section 4.4(a) hereof.

“Interbank Offered Rate” means, (a) for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1.0%) appearing on Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over administration of such rate) for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period and (b) if the rates referenced in the preceding clause (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, provided, that if any such rate (pursuant to clause (a) or (b)) is below zero, the Eurodollar Rate will be deemed to be zero.

“Interest Payment Date” means (a) as to Base Rate Loans, the last Business Day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that, in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

“Interest Period” means, as to Eurodollar Loans, a period of one week and one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Period shall end on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Investment” has the meaning set forth in Section 8.9 hereof.

“Investment Company Act” has the meaning set forth in Section 6.13 hereof.

“Joint Lead Arrangers” means RBC Capital Markets and Mizuho.

“Lenders” means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 11.3(b).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt of the Borrower as of such date to (b) Borrower Cash Flow for the four-fiscal quarter period of the Borrower most recently ended.

“Leverage-Based Pricing Grid” means the Leverage-Based Pricing Grid attached hereto as Annex A.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Liquefaction Project” shall mean the construction of that certain natural gas export and liquefaction facility under construction by Cove Point as of September 30, 2016, as further described in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2015.

“Loan” means any loan made by any Lender pursuant to this Credit Agreement.

“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by the Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases (other than repayments, prepayments, redemptions or repurchases that are to be settled by the issuance of equity securities by the Borrower or the proceeds of which are concurrently applied to purchase equity securities from the Borrower), in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under this Credit Agreement.

“Material Adverse Effect” means a material adverse effect, after taking into account applicable insurance, if any, on (a) the operations, financial condition or business of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties to perform their obligations under the Credit Documents or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents against any Credit Party, or the rights and remedies of the Lenders against any Credit Party hereunder or thereunder; provided, however, that a transfer of assets permitted under and in compliance with Section 8.3 shall not be considered to have a Material Adverse Effect.

“Material Plan” has the meaning set forth in Section 9.1(h) hereof.

“Material Subsidiary” shall mean a Subsidiary of the Borrower whose total assets (as determined in accordance with GAAP) represent at least 10% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis.

“Maturity Date” means the earlier of (a) the date that is three years after the Closing Date and (b) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof; provided, that if such date is not a Business Day, the Business Day next succeeding such date.

“Mizuho” has the meaning set forth in the preamble hereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period, but only with respect to the period during which such Person was a member of the Controlled Group.

“Non-Consenting Lender” has the meaning set forth in Section 11.6 hereof.

“Non-Recourse Debt” means Indebtedness (a) as to which the Borrower (i) does not provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is not directly or indirectly liable as a guarantor or otherwise or (iii) does not constitute the lender; (b) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of the Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders will not have any recourse to the stock or assets of the Borrower (other than the specific assets pledged to secure such Indebtedness) and the relevant legal documents so provide.

“Notes” has the meaning set forth in Section 2.7 hereof.

“Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.2(a).

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.2(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” has the meaning set forth in Section 4.4(b) hereof.

“parent” has the meaning given to such term in the definition of “Subsidiary”.

“Participant Register” has the meaning set forth in Section 11.3(e) hereof.

“Patriot Act” has the meaning set forth in Section 11.19 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA and any successor thereto.

“Pension Plans” has the meaning set forth in Section 7.8 hereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower.

“Prime Rate” means the rate of interest per annum determined by RBC from time to time as its prime commercial lending rate for Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that RBC is charging any corporate customer.

“Qualified Acquisition” means any one or more transactions (i) pursuant to which the Borrower or any of its Subsidiaries acquires, for an aggregate purchase price of not less than $50,000,000, (A) a controlling interest (or, if it shall already own a controlling interest in such Person, an additional interest) in excess of 50.0% of, the Capital Stock of any other Person or (B) other property or assets (other than acquisitions of Capital Stock of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person and (ii) which is designated by the Borrower by written notice to the Administrative Agent as a Qualified Acquisition in accordance with Section 7.1(f).

“Qualified Acquisition Closing Date” has the meaning given to such term in the definition of “Acquisition Period”.

“Qualified Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended by the Borrower or such Subsidiary prior to the construction or expansion of such project) exceeds $50,000,000.

“Qualified Project Adjustments” means, with respect to each Qualified Project: (a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such

Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) as the projected Borrower Cash Flow attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other reasonable factors deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual Borrower Cash Flow for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Borrower Cash Flow attributable to such Qualified Project following such Commercial Operation Date); provided, that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for the quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0.0%, (ii) longer than 90 days, but not more than 180 days, 25.0%, (iii) longer than 180 days but not more than 270 days, 50.0%, (iv) longer than 270 days but not more than 365 days, 75.0% and (v) longer than 365 days, 100.0%; and (b) thereafter, actual Borrower Cash Flow attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by the Administrative Agent pursuant to clause (a) above as the projected Borrower Cash Flow attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided, that in the event the actual Borrower Cash Flow attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Borrower Cash Flow approved by the Administrative Agent pursuant to clause (a) above for such fiscal quarter, the projected Borrower Cash Flow attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), which may, at the Borrower’s option, be added to actual Borrower Cash Flow for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Qualified Project unless:

(A) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 7.1(c) to the extent Qualified Project Adjustments are requested be made to Borrower Cash Flow in determining compliance with Section 7.11, the Borrower shall have delivered to the Administrative Agent (A) written pro forma projections of Borrower Cash Flow attributable to such Qualified Project and (B) a certificate of a Responsible Officer, certifying that all written information provided to the Administrative Agent for purposes of approving such pro forma projections (including information relating to customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and commodity price assumptions) was prepared in good faith based upon assumptions that were reasonable at the time they were made; and

(B) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(ii) the aggregate amount of all Qualified Project Adjustments during any period shall be limited to 20.0% of the total actual Borrower Cash Flow for such period (which total actual Borrower Cash Flow shall be determined without including any Qualified Project Adjustments).

“Questar InfoComm” means Questar InfoComm, Inc., a Utah corporation.

“Questar Pipeline” means Questar Pipeline, LLC, a Utah limited liability company.

“Rating” means the rating assigned by S&P or Moody’s to the Borrower based on the Borrower’s senior, unsecured, non-credit-enhanced obligations.

“Rating Date” means the first date after the Closing Date upon which the Borrower receives a Rating from either Moody’s or S&P.

“Ratings-Based Pricing Grid” means the Ratings-Based Pricing Grid attached hereto as Annex B.

“RBC” has the meaning set forth in the preamble hereof.

“Refund” has the meaning set forth in Section 4.4(e) hereof.

“Register” has the meaning set forth in Section 11.3(c) hereof.

“Regulation A, D, T, U or X” means Regulation A, D, T, U or X, respectively, of the Board as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means, at any time, Lenders having Loans representing more than 50.0% of the sum of the total Loans of all Lenders at such time or, if no such principal amount is then outstanding, Lenders having Commitments representing more than 50.0% of the aggregate Commitments of all Lenders at such time; provided, that the Loans and Commitments of any Defaulting Lender shall be excluded from the determination of the Required Lenders at any time.

“Responsible Officer” means the chief financial officer, treasurer or assistant treasurer of the General Partner, acting on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person described in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Screen Rate” has the meaning set forth in the definition of “Interbank Offered Rate”.

“Solvency Certificate” means a solvency certificate substantially in the form attached hereto as Exhibit 5.2(k).

“Solvent” means, with respect to the Borrower and its Subsidiaries as of a particular date, that on and as of such date (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute or matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Southern Trails” means Questar Southern Trails Pipeline Company, a Utah corporation.

“Specified Default” mean any Default or Event of Default under Sections 9.1(a) (Payment), 9.1(c) (Covenants) (limited to breach of the covenant in Sections 7.2(a) (which shall be deemed to apply solely with respect to maintaining the Borrower’s and the Guarantor’s corporate or limited partnership, as applicable, existence)), 8.2 (Consolidation and Merger), 8.3 (Sale or Lease of Assets), 8.4 (Limitation on Liens), 8.5 (Subsidiary Debt), 8.7 (Use of Proceeds), 9.1(d) (Invalidity of Credit Documents) and 9.1(e) (Bankruptcy, etc.).

“Specified Representations” means the representations and warranties of the Borrower and the Guarantor under Section 6.2, 6.3(a), 6.3(b), 6.3(c) (which shall be deemed to apply solely to any agreement or instrument with respect to committed or outstanding Indebtedness in excess of $100,000,000, whether or not a Material Adverse Effect may result from a violation thereof), 6.5, 6.6(a) (which shall be deemed to apply solely with respect to the Borrower’s audited financial statements as of December 31, 2015), 6.6(b)(i) (which shall be deemed to apply solely with respect to the Borrower’s audited financial statements as of December 31, 2015), 6.13, 6.14, 6.15 and 6.18.

“SPV” has the meaning set forth in Section 11.18 hereof.

“Subsidiary” means, as to any Person (the “parent”), a corporation, partnership, limited liability company or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company or other entity of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of partnership, more than 50.0% of the general partnership interests are, as of such date, owned or held by the parent or one or more subsidiaries of the parent. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent” has the meaning set forth in the preamble hereof.

“Synthetic Lease” means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for federal income tax purposes as the owner.

“Synthetic Lease Obligation” means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Taxes” has the meaning set forth in Section 4.4(a) hereof.

“Total Debt” means, as of any date of determination, for the Borrower, the sum of (a) the outstanding principal amount of all obligations of the Borrower, whether current or long-term, for borrowed money (including obligations under the Credit Documents constituting Indebtedness for borrowed money) and of all obligations of the Borrower evidenced by bonds, debentures, notes, loan agreements or other similar instruments constituting Indebtedness (excluding the Non-Recourse Debt, Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities), (b) all purchase money indebtedness of the Borrower, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case, to the extent drawn and not reimbursed, (d) all obligations in respect of the deferred purchase price of property or services constituting Indebtedness, (e) all Attributable Indebtedness, (f) without duplication, all Guaranty Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower.

“Transactions” means the Contribution, the issuance of the DRI Note, the repayment of the Existing Intercompany Note and the borrowing of the Loans.

“Trust Preferred Securities” means any trust preferred securities issued by the Borrower, along with the junior subordinated debt obligations of the Borrower, so long as (a) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due under this Credit Agreement, (b) such securities are subordinated and junior in right of payment to all obligations of the Borrower for or in respect of borrowed money and

(c) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments, in each case, to substantially the same extent as such currently outstanding preferred securities or on similar terms customary for trust preferred securities and not materially less favorable to the interests of the Borrower or the Lenders.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“U.S.” means the United States of America.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than de minimis directors’ qualifying shares or local ownership shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower or the Administrative Agent, as determined by applicable law.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Computation of Time Periods; Other Definitional Provisions. For purposes of computation of periods of time hereunder, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. References in this Credit Agreement to “Annexes”, “Sections”, “Schedules” and “Exhibits” shall be to Annexes, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specified.

1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.2(f)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4 Time. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

SECTION 2.

LOANS

2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan to the Borrower in Dollars in a single drawing on the Closing Date; provided, that the outstanding principal amount of such Loan made by such Lender shall not exceed such Lender’s Commitment in effect immediately prior to making such Loan; provided, further, that if for any reason the full amount of any Lender’s Commitment is not fully drawn by the Borrower on the Closing Date, the undrawn portion thereof shall automatically be terminated upon giving effect to the funding of the drawn Loans on the Closing Date. Any amount borrowed under this Section 2 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate (or be reduced, as applicable) immediately and without further action (a) on the Closing Date after giving effect to the funding of such Lender’s Commitment on the Closing Date or (b) in accordance with Sections 2.5 and 2.6.

2.2 Method of Borrowing for Loans; Continuation and Conversion.

(a) Base Rate Loans. By no later than 11:00 a.m. one Business Day prior to the date of the Borrower’s request for funding of the borrowing of Base Rate Loans, the Borrower shall submit a Notice of Borrowing to the Administrative Agent (i) setting forth (A) the amount requested and (B) the desire to have such Loans accrue interest at the Base Rate, and (ii) complying in all respects with Section 5.2 hereof. Each Base Rate Loan shall be in an aggregate amount that is a multiple of $100,000 and not less than $1,000,000.

(b) Eurodollar Loans. By no later than 11:00 a.m. three Business Days prior to the date of the Borrower’s request for funding of the borrowing of Eurodollar Loans, the Borrower shall submit a Notice of Borrowing to the Administrative Agent (i) setting forth (A) the amount requested, (B) the desire to have such Loans accrue interest at the Adjusted Eurodollar Rate and (C) the Interest Period applicable thereto, and (ii) complying in all respects with Section 5.2 hereof. Each Eurodollar Loan shall be in an aggregate amount that is a multiple of $1,000,000 and not less than $5,000,000.

(c) Continuation and Conversion. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans made to it for a subsequent Interest Period, to convert Base Rate Loans made to it into Eurodollar Loans or to convert Eurodollar Loans made to it into Base Rate Loans. By no later than 11:00 a.m. (i) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, setting forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.1 hereof, Eurodollar Loans may be converted to Base Rate Loans only on the last day of an Interest Period applicable thereto; (ii) Eurodollar Loans may be continued and Base Rate Loans may be converted to Eurodollar Loans only if no Default or Event of Default is in existence on the date of such extension or conversion; (iii) any continuation or conversion must comply with Sections 2.2(a) or 2.2(b) hereof, as applicable; and (iv) failure by the Borrower to properly continue Eurodollar Loans at the end of an Interest Period shall be deemed a conversion to Base Rate Loans.

2.3 Funding of Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender will make its pro rata share of the Loans available to the Administrative Agent by 1:00 p.m. on the date specified in the Notice of

Borrowing by deposit (in Dollars) of immediately available funds at the offices of the Administrative Agent at its principal office in New York, New York, or at such other address as the Administrative Agent may designate in writing. All Loans shall be made by the Lenders pro rata on the basis of each Lender’s Commitment.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. The Administrative Agent will make the proceeds of such Loans available to the Borrower promptly after it receives funds from the Lenders as described in the preceding paragraph. Unless the Administrative Agent shall have been notified by any Lender prior to the time of any such Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (a) the applicable rate for such Loan pursuant to the Notice of Borrowing, if recovered from the Borrower, and (b) the Federal Funds Rate, if recovered from a Lender.

2.4 [Reserved].

2.5 Voluntary Reductions and Termination of Commitments. Upon prior written notice to the Administrative Agent, the Borrower shall have the right to permanently terminate or reduce the respective Commitments of the Lenders at any time or from time to time; provided, that (i) any such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the date of such termination or reduction and (ii) any such partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount. Any reduction in (or termination of) the Commitments pursuant to this Section 2.5 shall be permanent and may not be reinstated. Any reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with such Lender’s respective Commitment (or, with respect to any Lenders that are affiliated with each other, allocated among such Lenders as they and the Administrative Agent may otherwise agree).

2.6 Mandatory Termination of Commitments. Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date if the Closing Date has not yet occurred. Any termination of the Commitments pursuant to this Section 2.6 shall be permanent and may not be reinstated.

2.7 Notes. The Loans made by the Lenders to the Borrower shall be evidenced, upon request by any Lender, by a promissory note of the Borrower payable to each Lender or its registered assigns in substantially the form of Exhibit 2.7 hereto (the “Notes”) and in a principal amount equal to the amount of such Lender’s Commitment as originally in effect. The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books;

provided, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error (provided such entries are consistent with the Registers maintained by the Administrative Agent pursuant to Section 11.3(c)).

2.8 Incremental Facility.

(a) Incremental Loans. At any time on or prior to the Maturity Date, the Borrower may, upon three Business Days’ prior written notice to the Administrative Agent (an “Incremental Loan Request”), request to increase the principal amount of the Loans by requesting that new term loan commitments be added to such Loans (such increase, an “Incremental Facility”; and any loans made pursuant to an Incremental Facility, “Incremental Loans”) in an aggregate principal amount not to exceed $100,000,000 (the “Incremental Amount”). The pricing, terms and documentation applicable to any Incremental Facility shall be identical to the pricing, terms and documentation applicable to the then-existing Loans being increased; provided, that:

(i) the final maturity date applicable to such Incremental Facility shall be no earlier than the then-final maturity date with respect to the then-existing Loans; and

(ii) the weighted average life to maturity of such Incremental Facility shall be no shorter than the then-longest remaining weighted average life to maturity of the then-existing Loans.

(b) Incremental Loan Request. Each Incremental Loan Request pursuant to this Section 2.8 shall set forth (i) the amount of the Incremental Loans being requested (which shall be (A) in an aggregate principal amount not less than $10,000,000 (and $5,000,000 increments in excess thereof) or (B) equal to the remaining Incremental Amount) and (ii) the date, which shall be a Business Day, on which such Incremental Loans are requested to be made. Incremental Loans may be provided by any existing Lender (it being understood that each existing Lender shall have no obligation to participate in any Incremental Facility), or by any other lender (any such other lender, an “Additional Lender”); provided, that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) and the Borrower shall have consented to such Additional Lender’s providing such Incremental Facility if such consent would be required under Section 11.3(b) for an assignment of Loans to such Additional Lender. The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Loan.

(c) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Facility, and the Incremental Loans thereunder, shall be subject to the satisfaction of each of the following conditions:

(i) each Credit Party and each Lender or Additional Lender providing a portion of the Incremental Facility shall execute and deliver to the Administrative Agent an amendment to this Credit Agreement or any other Credit Document and such other documentation as the Administrative Agent shall reasonably request to evidence the Incremental Facility of such Lender or Additional Lender;

(ii) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility and the Borrower shall be in compliance with the Leverage Ratio pursuant to Section 7.11 on a pro forma basis after giving effect to the Incremental Loans and the application of the proceeds thereof;

(iii) the representations and warranties of each Credit Party set forth in Section 6 and in each other Credit Document shall be true and correct in all material respects on and as of the effective date of such Incremental Facility (except those representations that are qualified by materiality, which shall be true and correct); provided, that if the proceeds of such Incremental Facility are to be used to finance an Investment, only the Specified Representations shall be required to be true and correct in all material respects; and

(iv) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (A) legal opinions and such other closing documents reasonably requested by Administrative Agent in connection with such Incremental Facility (including resolutions duly adopted by the board of directors or General Partner, as applicable, of the Credit Parties authorizing the applicable Incremental Facility) and (B) reaffirmation agreements and/or such amendments to the Credit Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Incremental Loans are provided with the benefit of the applicable Credit Documents.

On the effective date of any Incremental Facility, (x) each Additional Lender added as a new Lender pursuant to such Incremental Facility shall become a Lender for all purposes under this Credit Agreement and (y) such Incremental Loans shall be added to (and constitute a part of and be of the same Type as and have, if applicable, the same Interest Period as) each borrowing of outstanding Loans on a pro rata basis (based on the relative sizes of such borrowings), so that each Lender providing such Incremental Loans will participate proportionately in each then outstanding borrowing of Loans.

Each of the parties hereto hereby agrees that this Credit Agreement shall be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of or be consistent with this Section 2.8. Any such amendment shall be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld), but without the consent of any other Lenders, and furnished to the other parties hereto.

SECTION 3.

PAYMENTS

3.1 Interest.

(a) Interest Rate.

(i) All Base Rate Loans shall accrue interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage for Base Rate Loans.

(ii) All Eurodollar Loans shall accrue interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate.

(b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default under Section 9.1(a), the principal of and, to the extent permitted by law, interest on the Loans outstanding and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2.0% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Loans outstanding that are Base Rate Loans plus 2.0% per annum).

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2 Voluntary Prepayments. The Borrower shall, upon prior written notice to the Administrative Agent in substantially the form of Exhibit 3.2, have the right to prepay the Loans, in whole or in part, from time to time without premium or penalty; provided, however, that (i) such notice must be received by the Administrative Agent (A) in the case of Eurodollar Loans, not later than 11:00 a.m. three Business Days’ prior to such prepayment and (B) in the case of Base Rate Loans, not later than 11:00 a.m. on the date of such prepayment, (ii) any prepayment of Eurodollar Loans will be subject to Section 4.3 hereof and (iii) each such partial prepayment of Loans shall be in a minimum principal amount of $10,000,000. Amounts prepaid hereunder shall be allocated pro rata among the Lenders in accordance with the Lenders’ respective Loans or Commitments, as applicable (or, with respect to any Lenders that are affiliated with each other, allocated as such Lenders and the Administrative Agent may agree); provided, that any prepayments made hereunder shall be applied first to Base Rate Loans and then to Eurodollar Loans.

3.3 Payment in Full at Maturity. On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 9 hereof.

3.4 Fees. The Borrower agrees to pay to the Administrative Agent, the Joint Lead Arrangers and the Lenders the other applicable fees required to be paid to them in the amounts and at the times specified in the Fee Letters.

3.5 Place and Manner of Payments. All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, by the Administrative Agent at its offices in New York, New York. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent, shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

3.6 Pro Rata Treatment. Except to the extent otherwise provided herein, all Loans, each payment or prepayment of principal of any Loan, each payment of interest on the Loans and each conversion or continuation of any Loans, shall be allocated pro rata among the Lenders in accordance with such Lender’s respective Loans or Commitments, as applicable.

3.7 Computations of Interest and Fees; Interest Rate Limitation.

(a) Computation of Interest and Fees. Except for Base Rate Loans computed using the Prime Rate, on which interest shall be computed on the basis of a 365 or 366 day year, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) Interest Rate Limitation. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans of the Borrower and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans of the Borrower. The right to demand payment of the Loans of the Borrower or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum non-usurious amount permitted by applicable law.

3.8 Sharing of Payments. Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation in Loans made to the Borrower may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

3.9 Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender by or for the account of the Borrower from time to time under this Credit Agreement. Each Lender will use reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Registers and subaccounts (taken together) shall be recorded (i) the amount, Type and Interest Period of each such Loan hereunder in accordance with the documents submitted by the Borrower under Section 2.2, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will use reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Registers and subaccounts maintained pursuant to Section 3.9(b) (and, if consistent with the entries of the Administrative Agent, Section 3.9(a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Registers or such subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

SECTION 4.

ADDITIONAL PROVISIONS REGARDING LOANS

4.1 Eurodollar Loan Provisions.

(a) Unavailability. In the event that the Administrative Agent shall have determined in good faith (i) that U.S. dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans, and (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

(b) Change in Legality.

(i) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(A) declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender to the Borrower hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

(B) require that all outstanding Eurodollar Loans made by it to the Borrower be converted to Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

In the event any Lender shall exercise its rights under clauses (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender to the Borrower or the converted Eurodollar Loans of such Lender to the Borrower shall instead be applied to repay the Base Rate Loans made by such Lender to the Borrower in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(c) Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, continuing or converting, committing to make or maintaining of any Eurodollar Loan or any participation therein because of (i) any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order), including the imposition, modification or deemed applicability of any reserves, deposits, liquidity or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market, then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender or for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by U.S. or foreign regulatory authorities, in each case, pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed, for all purposes of this Credit Agreement, to be a change in law since the date hereof, regardless of the date enacted, adopted, issued or implemented.

4.2 Capital Adequacy. If any Lender determines that the adoption or effectiveness, after the date hereof (subject to the final paragraph of Section 4.1), of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or its parent corporation’s) capital or assets as a consequence of its Commitments or obligations hereunder to the Borrower to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or its parent corporation’s) policies with respect to capital adequacy and liquidity), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts (but without duplication of any amounts payable under Section 4.1(c)) as will compensate such Lender (or its parent corporation) for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

4.3 Compensation. The Borrower shall compensate each Lender, upon its written request, for all reasonable losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans to the Borrower) which such Lender may sustain:

(a) if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of Eurodollar Loans by the Borrower does not occur on a date specified therefor in a Notice of Borrowing by the Borrower, as the case may be;

(b) if any repayment, continuation or conversion of any Eurodollar Loan by the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, including in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4);

(c) if the Borrower fails to repay its Eurodollar Loans when required by the terms of this Credit Agreement; or

(d) if an assignment of any Eurodollar Loan is made other than on the last day of the Interest Period applicable thereto as a result of the request of the Borrower pursuant to Section 4.5.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the U.S.; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3.

4.4 Taxes.

(a) Tax Liabilities. Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by any Governmental Authority (collectively referred to as “Taxes”), except as required by applicable law. If any applicable law (as determined in good faith by the applicable Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, as applicable, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes so deducted or withheld are other than any Taxes that are (i) Taxes measured by net income or franchise Taxes imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized, maintains its applicable lending office or is transacting business or any political subdivision thereof, (ii) branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction in which the Borrower is located, in the case of a Lender, (iii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in this Credit Agreement pursuant to a law in effect on the date on which (x) such Lender acquires such interest in this Credit Agreement (other than pursuant to an assignment request by the Borrower under Section 4.5 below) or (y) such Lender changes its lending office, except, in each case, to the extent that, pursuant to this Section 4.4, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office or (iv) any U.S. Federal withholding taxes imposed under FATCA (all such Taxes not listed in clauses (i) through (iv) above, being hereinafter referred to as “Indemnified Taxes”), then the sum payable by the Borrower hereunder or under any of the Credit Documents to the Administrative Agent or any Lender, as applicable, shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) for Indemnified Taxes the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made. The Borrower shall deliver to the Administrative Agent or such Lender, as the case may be, evidence of any Taxes paid to the relevant Governmental Authority.

(b) Other Taxes. In addition, the Borrower agrees to pay, upon notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the U.S. or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder by the Borrower or from the execution, delivery or registration of, or otherwise from the Borrower’s participation with respect to, this Credit Agreement or any other Credit Document, including any interest, addition to tax or penalties applicable thereto (collectively, the “Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(c) If (i) the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to comply with Section 4.4(a)(iii) above or (iii) any Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent or the Lenders, as the case may be, for such amounts and any incremental taxes, interest or penalties paid by the Administrative Agent or any Lender, as the case may be, solely as a result of any such failure, in the case of clauses (i) and (ii), or any such direct imposition, in the case of clause (iii). Notwithstanding the foregoing, no amounts shall be payable by the Borrower pursuant to Section 4.4(a)(i) or this Section 4.4(c) to the extent that such Taxes or Other Taxes resulted solely from the applicable Lender’s failure to submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment) the applicable forms described in Section 4.4(f).

(d) Without duplication of any amounts paid to the Administrative Agent pursuant to Section 10.7, each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a “Refund”) from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower, make a claim to such Governmental Authority for such Refund at the Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise materially disadvantageous to it; provided, that nothing in this clause (e) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(e) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Notwithstanding anything to the contrary in this clause (e), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (e) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(f) Tax Forms.

(i) Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of either the applicable Form W-8BEN or W-8BEN-E, or any applicable successor form, of the U.S. Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Note, Form W-8ECI or W-8IMY, as applicable, or any applicable successor form, of the U.S. Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes and, in the case of Forms W-8BEN and W-8BEN-E, if applicable, entitling such Lender to receive a complete exemption from U.S. backup withholding tax. Each such Lender shall, from time to time after submitting any such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant U.S. taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current U.S. laws or regulations.

(ii) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of Form W-9, or any applicable successor form, of the U.S. Internal Revenue Service, certifying that such Lender is exempt from U.S. federal withholding tax and backup withholding. Each such Lender shall, from time to time after submitting such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant U.S. taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current U.S. laws or regulations.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(g) For purposes of this Section 4.4, the term “applicable law” includes FATCA.

4.5 Mitigation; Mandatory Assignment. The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with, or exercises any of its rights under, Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 11.3(b) and any expense pursuant to Section 4 hereof) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such Eligible Assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 hereof.

SECTION 5.

CONDITIONS PRECEDENT

5.1 Conditions to Effective Date. The Lenders’ Commitments shall not become effective unless all of the following conditions precedent have been satisfied (or waived in accordance with Section 11.6) on or prior to the Commitment Termination Date:

(a) Credit Agreement. Receipt by the Administrative Agent of (i) a duly executed copy of this Credit Agreement signed on behalf of each party hereto or (ii) written evidence (which may include electronic transmission of a signed signature page thereto) that each party hereto has signed a counterpart of each this Credit Agreement.

(b) Organizational Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. A copy of the articles of incorporation or certificate of limited partnership, as applicable, of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization and certified by a secretary or assistant secretary of such Credit Party (or, in the case of the Borrower, a secretary or assistant secretary of the General Partner, acting on behalf of the Borrower) to be true and correct as of the Effective Date.

(ii) Governing Documents. A copy of the bylaws or agreement of limited partnership, as applicable, of each Credit Party certified by a secretary or assistant secretary of such Credit Party (or, in the case of the Borrower, a secretary or assistant secretary of the General Partner, acting on behalf of the Borrower) to be true and correct as of the Effective Date.

(iii) Resolutions. Copies of resolutions of the board of directors or General Partner, as applicable, of each Credit Party approving and adopting the Credit Documents, the transactions contemplated herein and therein and authorizing execution and delivery thereof, and incumbency certificates, in each case, certified by a secretary or assistant secretary of each Credit Party (or, in the case of the Borrower, a secretary or assistant secretary of the General Partner, acting on behalf of the Borrower) to be true and correct and in force and effect as of the Effective Date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authority of its jurisdiction of organization.

(c) Fees and Expenses. The Joint Lead Arrangers, the Administrative Agent and the Lenders shall have received, without duplication, payment of all fees and expenses required to be paid (to the extent invoiced at least two Business Days prior to the Effective Date) on or prior to the Effective Date.

(d) Patriot Act. To the extent reasonably requested at least ten Business Days prior to the Effective Date by the Administrative Agent or any Lender, the Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by any Governmental Authority under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

Promptly upon the occurrence thereof, the Administrative Agent shall notify the Borrower and the Lenders that the Effective Date has occurred, and such notice shall be conclusive and binding.

5.2 Conditions to Closing Date. The Lenders’ obligation to make Loans on the Closing Date shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 11.6) on or before the Commitment Termination Date:

(a) Effective Date. The Effective Date shall have occurred.

(b) Contribution. The Contribution shall have been (or, substantially concurrently with the funding of the Loans hereunder shall be) consummated, such that (i)(A) the Borrower shall be the 100.0% owner of Questar Pipeline, (B) Questar Pipeline shall be the 100.0% owner of Questar Overthrust Pipeline, LLC, a Utah limited liability company, Questar Field Services, LLC, a Utah limited liability company and Questar White River Hub, LLC, a Utah limited liability company and (C) Questar White River Hub, LLC, a Utah limited liability company, shall be the 50.0% owner of White River Hub, LLC, a Delaware limited liability company (collectively, the “Acquired Entities”), (ii) no material adverse changes shall have been made to the overall business, assets or liabilities of any of the Acquired Entities since September 30, 2016, except as may be otherwise approved in writing by the Joint Lead Arrangers, (iii) the total consideration payable for the Contribution shall have been funded through the issuance of common and/or other equity interests in the Borrower (to the extent such equity interests do not constitute Indebtedness) and/or the proceeds of the Loans and (iv) the Contribution Agreement shall be consistent with the foregoing clauses (i), (ii) and (iii) and otherwise reasonably satisfactory to the Joint Lead Arrangers (to the extent material to the interests of the Lenders).

(c) DRI Note. (i) The DRI Note shall have been issued and (ii) the original DRI Note, together with an allonge executed by the Guarantor, shall have been delivered to the Administrative Agent and a UCC financing statement with respect to the Administrative Agent’s Lien on the Collateral shall have been filed with the applicable filing office in accordance with the Guarantee and Pledge Agreement.

(d) Guarantee and Pledge Agreement. Receipt by the Administrative Agent of (i) a duly executed copy of the Guarantee and Pledge Agreement signed on behalf of each party thereto or (ii) written evidence (which may include electronic transmission of a signed signature page thereto) that each party thereto has signed a counterpart of each the Guarantee and Pledge Agreement.

(e) Refinancing. The Existing Intercompany Note shall have been (or, substantially concurrently with the funding of the Loans hereunder shall be) repaid in full, and the Administrative Agent shall have received customary evidence thereof.

(f) Financial Statements. The Joint Lead Arrangers (except to the extent not required by the Joint Lead Arrangers) shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each of the two fiscal years ended at least 60 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent quarterly interim period (other than any fourth fiscal quarter) ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year).

(g) Fees and Expenses. The Joint Lead Arrangers, the Administrative Agent and the Lenders shall have received payment of all fees and expenses required to be paid (to the extent invoiced at least two Business Days prior to the Closing Date) on or prior to the Closing Date.

(h) Opinions of Counsel. Receipt by the Administrative Agent of customary legal opinions, substantially in the forms of Exhibit 5.2(h), addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, respectively from (i) McGuireWoods LLP, legal counsel to the Credit Parties and DRI and (ii) Stoel Rives LLP, as special local counsel to the Guarantor.

(i) No Default; Representations and Warranties. On and after giving effect to the Loans and the application of proceeds thereof on the Closing Date, (A) there shall exist no Specified Default and (B) each of the Specified Representations shall be true and correct in all material respects (except those representations that are qualified by materiality, which shall be true and correct).

(j) Officer’s Certificates. The Administrative Agent shall have received (i) an officer’s certificate, substantially in the form attached hereto as Exhibit 5.2(j), from a Responsible Officer, certifying (A) that there has been no change to the matters previously certified pursuant to Section 5.1(b) (or otherwise providing updates to such certifications) and (B) that the conditions set forth in this Section 5.2 have been satisfied as of the Closing Date and (ii) an officer’s certificate demonstrating the calculation of the Leverage Ratio on a pro forma basis after giving effect to the Loans and the other Transactions on the Closing Date.

(k) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer, treasurer or other officer with equivalent duties, of the General Partner, acting on behalf of the Borrower, substantially in the form attached hereto as Exhibit 5.2(k).

(l) Borrowing Notice. Receipt by the Administrative Agent of a Notice of Borrowing in accordance with Section 2.2.

Without limiting the generality of the provisions of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

Each Credit Party (with respect to the representations and warranties pertaining to it) hereby represents and warrants, as of the Effective Date (other than Sections 6.8, 6.14, 6.17 and 6.18) and as of the Closing Date, that:

6.1 Organization and Good Standing. Such Credit Party and each Material Subsidiary of the Borrower (a) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign corporation, limited liability company, limited partnership or other legal entity authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate, limited liability company, limited partnership or equivalent power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. The Borrower is not an EEA Financial Institution.

6.2 Due Authorization. Such Credit Party (a) has the requisite corporate or limited partnership, as applicable, power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate or limited partnership, as applicable, action, to execute, deliver and perform this Credit Agreement and the other Credit Documents.

6.3 No Conflicts. Neither the execution and delivery of the Credit Documents and the consummation of the transactions contemplated therein, nor the performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles of incorporation or certificate of limited partnership, as applicable, or bylaws or agreement of limited partnership, as applicable, (b) violate, contravene or materially conflict with any law, regulation (including Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

6.4 Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by such Credit Party in connection with such Credit Party’s execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made, other than any filings with the Securities and Exchange Commission and other Governmental Authorities that may be required to be made after the date hereof.

6.5 Enforceable Obligations. This Credit Agreement and the other Credit Documents to which such Credit Party is a party have been duly executed and delivered and constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.6 Financial Condition; No Material Adverse Effect.

(a) The financial statements provided to the Lenders pursuant to Section 5.2(f) and pursuant to Section 7.1(a) and (b) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the dates stated therein.

(b) In addition, (i) such financial statements were prepared in accordance with GAAP and (ii) since the latest date of such financial statements, there have occurred no changes or circumstances which have had or would be reasonably expected to have a Material Adverse Effect.

6.7 No Default. Neither such Credit Party nor any of the Borrower’s Material Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect.

6.8 Indebtedness. As of the Closing Date, the Leverage Ratio is less than or equal to 5.00:1.00 (on a consolidated basis).

6.9 Litigation. Except as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2015, (ii) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and (iii) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of such Credit Party, threatened against such Credit Party or any Material Subsidiary of the Borrower in which there is a reasonable expectation of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect.

6.10 Taxes. Such Credit Party and each Material Subsidiary of the Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed by it and paid all material amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

6.11 Compliance with Law. Except as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2015, (ii) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and (iii) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, such Credit Party and each Material Subsidiary of the Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect.

6.12 ERISA. To the extent that it would have or would be reasonably expected to have a Material Adverse Effect, (a) no Reportable Event has occurred and is continuing with respect to any Plan of the Borrower; (b) no Plan of the Borrower has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of the Borrower, are planned to terminate any Plan of the Borrower; (d) neither the Borrower, nor any member of a Controlled Group including the Borrower, nor any duly-appointed administrator of a Plan of the Borrower has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan of the Borrower has been maintained and funded in all material respects in accordance with its terms and with the provisions of ERISA applicable thereto.

6.13 Government Regulation. Such Credit Party is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and is not controlled by such a company, nor is otherwise subject to regulation under the Investment Company Act.

6.14 Solvency. The Borrower and its Subsidiaries are as of the Closing Date, and after giving effect to the Contribution will be, on a consolidated basis, Solvent.

6.15 Anti-Corruption Laws and Sanctions; Patriot Act. Such Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and Sanctions, if any, applicable to such Persons and the Patriot Act. Such Credit Party and its Subsidiaries, and to the knowledge of such Credit Party, its and their respective directors, officers and employees, are in compliance in all material respects with the Patriot Act, Anti-Corruption Laws and Sanctions, if any, applicable to such Persons. Neither such Credit Party nor any of its Subsidiaries or, to the knowledge of such Credit Party, any of its or their respective directors, officers or employees, is a Sanctioned Person.

6.16 Environmental Matters. Except as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2015, (ii) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and (iii) the Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and except as would not reasonably be expected to result in a Material Adverse Effect, neither such Credit Party nor any Subsidiary of the Borrower (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

6.17 Subsidiaries. Set forth on Schedule 6.17 is a complete and accurate list, as of the Closing Date, of each of the Borrower’s Subsidiaries and of the Acquired Entities that will become Subsidiaries of the Borrower, together with its jurisdiction of organization and the Borrower’s direct or indirect percentage ownership therein.

6.18 Guarantee and Pledge Agreement. The Guarantee and Pledge Agreement is and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable first priority security interest in and Lien upon the DRI Note, subject, in the case of enforceability, to applicable bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles, and upon the making of such filings and the taking of such other actions required to be taken hereby or by the applicable Credit Documents (including (a) the delivery to the Administrative Agent of the DRI Note, duly endorsed, on the Closing Date and (b) the filing of appropriate financing statements and continuations thereof in the jurisdictions specified therein), such security interest and Lien shall constitute a fully perfected first priority Lien upon such right, title and interest of the Guarantor, in and to the DRI Note.

SECTION 7.

AFFIRMATIVE COVENANTS

Each Credit Party (with respect to the affirmative covenants pertaining to it) hereby covenants and agrees that, so long as this Credit Agreement is in effect and until the Loans made to it, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

7.1 Information Covenants. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a Form 10-K as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes financial information required by such Form 10-K, such financial information to be in reasonable form and detail and audited by Deloitte & Touche or another independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of the Borrower, a Form 10-Q as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes the financial information required by such Form 10-Q, such financial information to be in reasonable form and detail and accompanied by a certificate of the chief financial officer or treasurer of the General Partner, acting on behalf of the Borrower, to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Responsible Officer, substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenant contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any such Default or Event of Default does exist, specifying the nature and extent thereof and the actions proposed to be taken with respect thereto.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any publicly available filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all publicly available financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders.

(e) Notices. Upon the Borrower obtaining knowledge thereof, written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and the actions proposed to be taken with respect thereto and (ii) the occurrence of any of the following: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower, any Material Subsidiary of the Borrower or the Guarantor which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower, any Material Subsidiary of the Borrower or the Guarantor with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan of the Borrower.

(f) Acquisition Period Election. If the Borrower elects to have an Acquisition Period apply with respect to a Qualified Acquisition, written notice of such election by no later than the earlier of (i) ten Business Days following the Qualified Acquisition Closing Date with respect thereto and (ii) the date of delivery of the certificate required under Section 7.1(c) for the fiscal quarter during which such Qualified Acquisition occurred.

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower, any of its Subsidiaries or the Guarantor as the Administrative Agent or the Required Lenders may reasonably request.

In lieu of furnishing the Lenders the items referred to in this Section 7.1, the Borrower may make available such items on the Borrower’s corporate website, any Securities and Exchange Commission website or any such other publicly available website as notified to the Administrative Agent and the Lenders.

7.2 Preservation of Existence and Franchises. Such Credit Party will do (and the Borrower will cause each of its Material Subsidiaries to do) all things necessary to preserve and keep in full force and effect its (a) existence and (b) to the extent material to the conduct of the business of such Credit

Party or any of the Material Subsidiaries of the Borrower, its rights, franchises and authority; provided, that nothing in this Section 7.2 shall prevent (i) the Liquefaction Project, (ii) any other transaction otherwise permitted under Section 8.2 or Section 8.3 or (iii) any change in the form of organization (by merger or otherwise) of any Material Subsidiary of the Borrower so long as such change shall not have an adverse effect on the Borrower’s ability to perform its obligations hereunder.

7.3 Books and Records. Such Credit Party will keep (and the Borrower will cause each of its Material Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4 Compliance with Law. Such Credit Party will comply (and the Borrower will cause each of its Material Subsidiaries to comply) with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect.

7.5 Payment of Taxes. Such Credit Party will (and the Borrower will cause each of its Subsidiaries to) pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that neither such Credit Party nor any Subsidiary of the Borrower shall be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

7.6 Insurance. Such Credit Party will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.7 Performance of Obligations. Such Credit Party will perform (and the Borrower will cause each of its Material Subsidiaries to perform) in all material respects all of its obligations under the terms of all agreements that are material to the conduct of the business of such Credit Party, or any of the Material Subsidiaries of the Borrower, including all such material indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, if nonperformance would be reasonably expected to have a Material Adverse Effect.

7.8 ERISA. The Borrower and each of its ERISA Affiliates will (a) at all times make prompt payment of all contributions (i) required under all employee pension benefit plans (as defined in Section 3(2) of ERISA) (“Pension Plans”) and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each of its Plans; (b) promptly upon request, furnish the Administrative Agent and the Lenders copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate U.S. District Court of a trustee to administer such Plan, together with a statement, if requested by the Administrative Agent, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. The Borrower will not nor will it permit any of its ERISA Affiliates to (A) terminate a Plan if any such termination would have a Material Adverse Effect or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effect.

7.9 Use of Proceeds.

(a) The proceeds of the Loans made to the Borrower hereunder shall be used to provide for general working capital and other general corporate purposes of the Borrower and its Subsidiaries, including in connection with the consummation of the Contribution.

(b) None of the proceeds of the Loans made to the Borrower hereunder will be used for the purpose of purchasing or carrying any “margin stock” which violates Regulation U or Regulation X or for the purpose of reducing or retiring in violation of Regulation U or Regulation X any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute for this transaction a “purpose credit” in violation of Regulation U or Regulation X.

7.10 Audits/Inspections. Upon reasonable notice, during normal business hours and in compliance with the reasonable security procedures of the Borrower (and subject to applicable confidentiality restrictions and limitations), the Borrower will permit representatives appointed by the Administrative Agent or the Required Lenders (or, upon a Default or Event of Default, any Lender), including independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s and its Subsidiaries’ properties, including its books and records, its accounts receivable and inventory, the Borrower’s and its Subsidiaries’ facilities and its or their other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Required Lenders (or, upon a Default or Event of Default, any Lender) or the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower and its Subsidiaries.

7.11 Leverage Ratio. The Borrower shall maintain a Leverage Ratio, as of the last day of each four fiscal quarter period of the Borrower, of not greater than (a) during an Acquisition Period, 5.50:1.00 and (b) at all other times, 5.00:1.00. For purposes of calculating compliance with the foregoing Leverage Ratio, Borrower Cash Flow may include, at the Borrower’s option, any Qualified Project Adjustments as provided in the definition thereof.

7.12 Anti-Corruption Laws and Sanctions. Such Credit Party will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Credit Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and the Sanctions, if any, applicable to such Persons.

SECTION 8.

NEGATIVE COVENANTS

The Borrower (solely with respect to Sections 8.1 through 8.10) and the Guarantor (solely with respect to Section 8.11) hereby covenant and agree that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

8.1 Nature of Business. The Borrower will not, and will not permit any Material Subsidiary to, alter the character of its business from that conducted as of the Closing Date and activities reasonably related thereto and similar and related businesses; provided, that nothing in this Section 8.1 shall prevent the Liquefaction Project.

8.2 Consolidation and Merger. The Borrower will not, and will not permit any Material Subsidiary to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that nothing in this Section 8.2 shall prevent the Liquefaction Project; provided, further, that notwithstanding the foregoing provisions of this Section 8.2, the following actions may be taken if, after giving effect thereto, no Default or Event of Default exists:

(a) a Subsidiary of the Borrower may be merged or consolidated with or into (i) the Borrower; provided, that the Borrower shall be the continuing or surviving entity or (ii) into another Subsidiary of the Borrower; and

(b) the Borrower or a Material Subsidiary may merge or consolidate with any other Person if (i) in the case of the Borrower, (A) the Borrower shall be the continuing or surviving entity or (B) the Borrower shall not be the continuing or surviving entity and the entity so continuing or surviving (1) is an entity organized and duly existing under the law of any state of the U.S. and (2) executes and delivers to the Administrative Agent and the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans of the Borrower and all of the other obligations of the Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request, and (ii) in the case of a Material Subsidiary, such Material Subsidiary shall be the continuing or surviving entity.

8.3 Sale or Lease of Assets. The Borrower will not, and will not permit any Material Subsidiary to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any portion of its business or assets, whether now owned or hereafter acquired (any one of the actions described in the foregoing provisions of this Section 8.3, a “Disposition”), for consideration in excess of $25,000,000, except:

(a) Dispositions in connection with the Liquefaction Project;

(b) Dispositions of assets in the ordinary course of business for not less than fair market value and Dispositions of surplus, obsolete or worn out assets; and

(c) other Dispositions so long as no Event of Default shall have occurred and be continuing at the time of making such Disposition or would result therefrom.

8.4 Limitation on Liens. The Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, to secure any Indebtedness or Hedging Obligations, except:

(a) any Lien existing on any asset of any Person at the time such Person either becomes a Subsidiary of the Borrower or is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower, in each case, not created in contemplation of such event; provided, that such Lien attaches only to such asset and proceeds thereof;

(b) any Lien on any fixed or capital asset securing Indebtedness (including Liens in respect of capital lease obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing, repairing or improving such asset; provided, that (i) such Lien attached to such asset concurrently with or within 90 days after the acquisition thereof or the date of completion of such construction, repair or improvement and (ii) all such Liens attach only to the assets purchased, constructed, repaired or improved with the proceeds of the Indebtedness secured thereby and improvements, accessions, general intangibles and proceeds related thereto;

(c) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition; provided, that such Lien attaches only to such asset and proceeds thereof;

(d) [reserved];

(e) any Lien arising out of the extension, renewal or refinancing of any Indebtedness secured by any Lien permitted by clauses (a) through (c) above; provided, that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such extension, renewal or refinancing and any premiums paid in connection therewith) and such Lien does not attach to any additional assets;

(f) Liens in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to the Credit Documents;

(g) Liens on property in favor of the U.S. or any state thereof, or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, repairing or improving the property subject thereto;

(h) Liens granted on accounts receivable or other rights to payment and related assets in connection with any securitization transactions;

(i) Liens under any sale and leaseback transaction;

(j) Liens for taxes that (i) are not yet due, (ii) are not more than 60 days past due and not subject to penalties for non-payment or (iii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(k) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other similar types of Liens arising in the ordinary course of business securing amounts which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(l) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(m) Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(n) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(o) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(g);

(p) Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case, in the ordinary course of business;

(q) customary netting and offset provisions in hedging agreements; and

(r) Liens not otherwise permitted by the foregoing clauses of this Section 8.4 securing Indebtedness or Hedging Obligations; provided, that the aggregate principal (or notional) amount of Indebtedness and Hedging Obligations secured by such Liens pursuant to this clause (r), together with the aggregate principal amount of Indebtedness outstanding pursuant to Section 8.5(h), shall not exceed 15.0% of Consolidated Net Tangible Assets at any time.

8.5 Subsidiary Debt. The Borrower will not permit any of its Subsidiaries, to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Attributable Indebtedness in respect of any sale and leaseback transactions to the extent that the aggregate outstanding principal amount of such Attributable Indebtedness does not exceed $100,000,000;

(b) Indebtedness of (i) Questar Pipeline existing on September 30, 2016 and remaining outstanding on the Closing Date after consummation of the Contribution and (ii) Cove Point incurred prior to completion of the Liquefaction Project in an aggregate principal amount not to exceed $100,000,000 at any time outstanding and any Indebtedness that extends, renews or refinances such Indebtedness provided, that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such extension, renewal or refinancing and any premiums paid in connection therewith);

(c) intercompany Indebtedness owed to the Borrower or any other Subsidiary; provided, that such Indebtedness shall not have been transferred or pledged to any other Person (other than the Borrower or any Subsidiary);

(d) Indebtedness incurred to finance the acquisition, construction, repair or improvement of any fixed or capital assets, including capital lease obligations, Synthetic Lease

Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and any Indebtedness that extends, renews or refinances such Indebtedness; provided, that such Indebtedness is incurred concurrently with or within 90 days after such acquisition or the completion of such construction, repair or improvement;

(e) performance bonds, bid bonds, surety bonds, appeal bonds, completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(f) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

(g) Indebtedness owed in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds;

(h) Indebtedness not otherwise permitted by the foregoing clauses of this Section 8.5; provided, that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h), together with the aggregate principal (or notional) amount of Indebtedness and Hedging Obligations secured by Liens pursuant to Section 8.4(r), shall not exceed 15.0% of Consolidated Net Tangible Assets at any time; and

(i) Any Indebtedness that extends, renews or refinances any of the Indebtedness described in clauses (a) through (h) above, provided, that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such extension, renewal or refinancing and any premiums paid in connection therewith).

8.6 Fiscal Year. The Borrower will not change its fiscal year without prior notification to the Lenders.

8.7 Use of Proceeds. The Borrower shall not use, directly or, to the knowledge of the Borrower, indirectly, the proceeds of any Loan in any manner that violates the Patriot Act, Anti-Corruption Laws or Sanctions, if any, applicable to the Borrower and its Subsidiaries.

8.8 Restricted Payments. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless (a) no Event of Default under Section 9.1(a) (Payment) shall have occurred and be continuing as of the date of such Restricted Payment and (b) the Borrower is in pro forma compliance with Section 7.11 (Leverage Ratio) after giving effect to such Restricted Payment.

8.9 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Capital Stock in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any Indebtedness of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or substantially all of the assets of a division or branch of any Person, in each case, in excess of $25,000,000 (any one of the actions described in the foregoing provisions of this Section 8.9, an “Investment”), except:

(a) Investments made by the Borrower or its Subsidiaries in Cove Point in connection with the Liquefaction Project; and

(b) other Investments, so long as no Event of Default shall have occurred and be continuing at the time of making such Investment or would result therefrom.

8.10 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or engage in any in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially as favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the General Partner’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction is otherwise fair to the Borrower or such Subsidiary from a financial point of view); provided, that the foregoing restriction shall not apply to:

(a) transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries;

(b) transactions involving any employee benefit plan or related trust of the Borrower or any of its Subsidiaries;

(c) transactions with Iroquois Gas Transmission System, L.P, White River Hub, LLC and with any other joint venture in which DRI or any of its Subsidiaries is a joint venture participant, in each case, to the extent such transactions constitute investments in such joint ventures otherwise permitted by this Agreement;

(d) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of the general partner, director and officers, as applicable, of the Borrower and its Subsidiaries; and

(e) transactions entered into with DRI and its Subsidiaries on terms that are fair and reasonable, taking into account the relationship between the Borrower and its Subsidiaries, on the one hand, and DRI and its Subsidiaries, on the other; and

(f) transactions approved by the conflicts committee (or equivalent committee) of the board of directors (or equivalent governing body) of the General Partner.

8.11 Restrictions on Activities of the Guarantor. The Guarantor will not:

(a) engage in any business, activity or transaction, own any assets or make any Dispositions, other than:

(i) (A) the ownership of its limited partnership interests in the Borrower and (B) Dispositions of such limited partnership interests in an aggregate amount not to exceed 5.0% of the total limited partnership interests in the Borrower which are owned by the Guarantor as of the Effective Date;

(ii) the ownership, operation of and/or Disposition of its interests in Southern Trails, Questar InfoComm and any other Subsidiaries of the Guarantor in existence as of the Effective Date;

(iii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(iv) the entry into, incurrence, issuance and performance of its obligations under or with respect to (A) the Credit Documents to which it is a party, (B) the Contribution Agreement and (C) the DRI Note; and

(v) activities incidental to the businesses or activities described in clauses (i) through (iv),

(b) incur, assume, suffer to exist or guarantee any Indebtedness, other than:

(i) Indebtedness under the Credit Documents, and

(ii) intercompany Indebtedness incurred to finance Southern Trails and Questar InfoComm in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; or

(c) amend or waive any of its rights under or otherwise agree to modify the DRI Note without the prior written consent of the Administrative Agent.

SECTION 9.

EVENTS OF DEFAULT

9.1 Events of Default. An Event of Default shall exist upon the occurrence and continuation of any of the following specified events (each, an “Event of Default”):

(a) Payment. The Borrower shall:

(i) default in the payment when due of any principal of any of the Loans; or

(ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. Any Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.9, 7.11, 8.1, 8.2, 8.3, 8.8, 8.9 or 8.11 applicable to such Credit Party (including its Material Subsidiaries or its other Subsidiaries, as applicable); or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(a), (b) or (c), 8.4, 8.5, 8.7 or 8.10 applicable to such Credit Party (including its Material Subsidiaries or its other Subsidiaries, as applicable) and such default shall continue unremedied for a period of five Business Days after the earlier of a Responsible Officer becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clauses (a), (b), (c)(i), or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Invalidity of Credit Documents. (i) Any Credit Document shall fail to be in full force and effect in all material respects with respect to any Credit Party or to give the Administrative Agent and/or the Lenders all material rights, powers and privileges purported to be created thereby and relating to such Credit Party or (ii) the Liens purported to be created under the Guarantee and Pledge Agreement shall cease to be, or shall be asserted in writing by any Credit Party not to be, a valid and perfected first priority Lien on the DRI Note, except, in the case of this clause (ii), (A) in connection with a release of such Liens pursuant to Section 11.21 or (B) as a result of the Administrative Agent’s failure to maintain possession of the DRI Note delivered to it on the Closing Date.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower, a Material Subsidiary of the Borrower or the Guarantor: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower, a Material Subsidiary of the Borrower or the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower, a Material Subsidiary of the Borrower or the Guarantor or for any substantial part of its property or ordering the winding up or liquidation of its affairs; (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower, a Material Subsidiary of the Borrower or the Guarantor and such petition remains unstayed and in effect for a period of 60 consecutive days; (iii) the Borrower, a Material Subsidiary of the Borrower or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower, a Material Subsidiary of the Borrower or the Guarantor shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements.

(i) With respect to any Indebtedness (other than Indebtedness of the Borrower outstanding under this Credit Agreement) of the Borrower or a Material Subsidiary of the Borrower in a principal amount in excess of $100,000,000, (A) the Borrower or a Material Subsidiary of the Borrower shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition under clauses (x) or (y) above is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or mandatory redemption, prior to the stated maturity thereof; or (C) any such Indebtedness matures and is not paid at maturity.

(ii) With respect to the DRI Note, (A) DRI shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement under the DRI Note relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition under clauses (x) or (y) above is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause such Indebtedness to become due prior to its stated maturity; (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or mandatory redemption, prior to the stated maturity thereof; or (C) such Indebtedness matures and is not paid at maturity.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower, a Material Subsidiary of the Borrower or the Guarantor in an outstanding amount of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the 30th day after such judgment, order or decree becomes final and unappealable.

(h) ERISA. (i) The Borrower, a Material Subsidiary of the Borrower or any member of the Controlled Group including the Borrower shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000, which it shall have become liable to pay under Title IV of ERISA; (ii) a notice of intent to terminate a Plan or Plans of the Borrower which in the aggregate have unfunded liabilities in excess of $50,000,000 (individually and collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any member of the Controlled Group including the Borrower, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan of the Borrower; (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of the Borrower must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group including the Borrower to incur a current payment obligation in excess of $50,000,000 unless paid by the Borrower on the date such payment is due.

(i) Change of Control. The occurrence of any Change of Control.

9.2 Acceleration; Remedies.

(a) At any time prior to the Closing Date, upon the occurrence and continuation of an Event of Default under Section 9.1(a), the Administrative Agent may, with the consent of the Required Lenders, by written notice to the Borrower, declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligations shall be terminated.

(b) At any time following the Closing Date, upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the reasonable satisfaction of the Required Lenders, the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans made to the Borrower and any and all other Indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(ii) Enforcement of Rights. Enforce any and all rights, remedies and interests created and existing under the Credit Documents, including all rights of set-off, as against the Borrower.

(c) Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Loans made to the Borrower, all accrued interest in respect thereof, all accrued and unpaid fees and other Indebtedness or obligations owing by the Borrower to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

9.3 Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected from the Borrower or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable outside attorneys’ fees other than the fees of in-house counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents against the Borrower and any protective advances made by the Administrative Agent or any of the Lenders, pro rata as set forth below;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender by the Borrower, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders by the Borrower hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans outstanding of the Borrower, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable of the Borrower under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order as provided above until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on each Lender’s Loans or Commitment, as applicable) of amounts available to be applied.

SECTION 10.

AGENCY PROVISIONS

10.1 Appointment.

(a) Each Lender hereby designates and appoints RBC as the administrative agent of such Lender to act as specified herein and in the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Credit Parties shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

(b) Each Lender agrees that any action taken by the Administrative Agent in accordance with the provisions of this Agreement or of the other Credit Documents, and the exercise by the Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Collateral and with the Guarantee and Pledge Agreement, (ii) execute and deliver the Guarantee and Pledge Agreement and accept delivery of such agreement delivered by any applicable Credit Party, (iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Guarantee and Pledge Agreement and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Credit Document, exercise all remedies given to the Administrative Agent and the Lenders with respect to the Collateral under the Credit Documents relating thereto, applicable law or otherwise.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Credit Party to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of any Credit Party. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. None of the Lenders identified on the facing page or signature pages of this Credit Agreement as “Syndication Agents” or “Joint Bookrunners” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Lenders as such, nor shall they have or be deemed to have any fiduciary relationship with any Lender.

10.4 Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, to the extent specifically provided in Section 11.6, all the Lenders).

10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for (i) delivery of the Credit Documents and (ii) notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Commitment or Loans, as applicable, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder and under the other Credit Documents.

10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Administrative Agent were not Administrative Agent hereunder. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may, at any time, resign upon 30 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent that is, except during the existence of a Default or

Event of Default, reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is reasonably satisfactory to the Borrower and an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent until such time, if any, as a successor Administrative Agent shall have been so appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. The retiring Administrative Agent, the successor Administrative Agent and the Credit Parties shall promptly execute any assignments with respect to the Credit Documents and the Collateral and take such other actions as may be reasonably required to give effect to the foregoing.

10.10 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 11.

MISCELLANEOUS

11.1 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto; provided, that, in the case of a notice or other communication given pursuant to clause (a) or (b) above, if such notice or other communication is not delivered or transmitted during the normal business hours of the recipient, such notice or communication shall be deemed to be effective on the next Business Day for the recipient.

Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

11.2 Right of Set-Off; Adjustments. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default, even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments to it hereunder pursuant to Section 11.3(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder. Each Lender agrees to notify the Administrative Agent promptly after such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Except to the extent that this Credit Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it by the Borrower under this Credit Agreement, receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender by any Credit Party under this Credit Agreement, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

11.3 Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that no

Credit Party may assign and transfer any of its interests hereunder (except as permitted by Section 8.2) without prior written consent of each Lender; provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.3.

(b) Assignments. Each Lender may assign all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Loans, its Notes, and its Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) the Administrative Agent shall have provided its written consent (not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment to any Lender or Affiliate or Subsidiary of a Lender;

(iii) to the extent required in the definition of “Eligible Assignee”, the Borrower shall have provided its written consent (not to be unreasonably withheld or delayed), which consent shall not be required during the existence of a Default or Event of Default; provided, the Borrower shall be deemed to have consented to any proposed assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(iv) any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment or Loan being assigned by such Lender) or an integral multiple of $5,000,000 in excess thereof;

(v) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Notes;

(vi) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an assignment agreement in substantially the form of Exhibit 11.3 or such other form as the Administrative Agent and the Borrower may approve (an “Assignment Agreement”), together with a processing fee from the assignor of $4,000; and

(vii) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignee. If the assignee is not incorporated under the laws of the U.S. or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an Assignment Agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Credit Parties or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender; and (H) such assignee represents and warrants that it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code (provided, that such representation shall not be required where the Administrative Agent has been made aware of such relationship existing between the assignee and the Borrower and has given its consent to such assignment pursuant to Section 11.3(b)(vii)).

For avoidance of doubt, the parties to this Credit Agreement acknowledge that the provisions of this Section 11.3 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank or other central bank having jurisdiction over such Lender in accordance with applicable law.

(c) Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it (together with any related Notes) and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time by the Borrower (collectively, the “Registers”). The entries in the Registers shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the relevant Register as a Lender hereunder for all purposes of this Credit Agreement. The Registers shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance. Upon its receipt of an Assignment Agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 11.3, (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Participations. Each Lender may, on or after the delivery of notice to the Borrower, sell, transfer, grant or assign participations in all or any part of such Lender’s interests and obligations hereunder; provided, that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no Lender shall grant to any such participant rights to approve any amendment or waiver relating to the Credit Documents, except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, or (B) postpone the date fixed for any payment of principal (including the date of any mandatory prepayment), interest or fees in respect of any Loans in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be permitted with the consent of the Borrower (which, in each case, shall not be unreasonably withheld or delayed and shall not be required during the existence of a Default or Event of Default) and (iv) without the prior written consent of the Administration Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. In the case of any such participation and notwithstanding the foregoing, (i) the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation in a manner consistent with this Section 11.3(e)), (ii) the Borrower, the Administrative Agent and the other Lenders shall be entitled to deal solely with the Lender who has sold a participation with respect to all matters arising under this Credit Agreement, and (iii) all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Section 4 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and such Lender and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Credit Agreement.

(f) Payments. No Eligible Assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 4 than such Lender would have been entitled to receive with respect to the rights transferred.

(g) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank or other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank or such other central bank having jurisdiction over such Lender. No such assignment shall release the assigning Lender from its obligations hereunder.

(h) Information. Any Lender may furnish any information concerning the Credit Parties or any of their Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) who are notified of the confidential nature of the information and agree to use their reasonable best efforts to keep confidential all non-public information from time to time supplied to it.

11.4 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Credit Parties and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Payment of Expenses, etc. The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including the reasonable fees and expenses of outside legal counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (ii) the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Administrative Agent and each of the Lenders) against any Credit Party; and (b) indemnify the Administrative Agent and each Lender and its Affiliates, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or reasonable expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender or its Affiliates is a party thereto, or whether or not such investigation, litigation or other proceeding was initiated by the Credit Parties, their Affiliates or any other party, other than in the case of any investigation, litigation or other proceeding initiated by the Credit Parties in connection with a material breach of obligations (as determined by a court of competent jurisdiction) by the Administrative Agent or any Lender hereunder) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document by the Credit Parties, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified, in each case, as determined by a court of competent jurisdiction).

11.6 Amendments, Waivers and Consents. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated, unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower and the applicable Credit Parties party thereto; provided, that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a) extend the Maturity Date or the Commitment Termination Date;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(c) reduce or forgive the principal amount of any Loan;

(d) increase or extend the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e) release any Credit Party from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations;

(f) release any Liens granted under the Guarantee and Pledge Agreement;

(g) amend, modify or waive any provision of this Section 11.6 or Sections 3.6, 3.8, 9.1(a), 9.3, 10.7, 11.2, 11.3, 11.5 or 11.9(b); or

(h) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any provision hereof.

Notwithstanding the above, no provisions of Section 10 may be amended or modified without the consent of the Administrative Agent and no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

In the event any proposed amendment or waiver of the terms of this Credit Agreement or any other Credit Document requires the consent of all Lenders or of all Lenders directly affected thereby, and such proposed amendment or waiver is approved by Required Lenders, the Borrower may, in its sole discretion, require any Lender that has failed to consent to such proposed amendment or waiver (the “Non-Consenting Lender”) to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrower shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrower shall not be permitted to require a Non-Consenting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 11.6 unless the Borrower has notified such Non-Consenting Lender of its intention to require the assignment thereof at least ten days prior to the proposed assignment date.

11.7 Counterparts; Telecopy; Electronic Delivery. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by facsimile or other electronic means (including by e-mail with a “.pdf” copy thereof attached thereto) shall be effective as an original and shall constitute a representation that an original will be delivered.

11.8 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [Reserved].

(b) The Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.6); provided, that any waiver, amendment or modification requiring the consent of each affected Lender pursuant to Section 11.6(a)-(d) or any waiver, amendment or modification of this Section 11.9(b) shall require the consent of such Defaulting Lender if such Defaulting Lender would be directly adversely affected thereby.

(c) Except as otherwise provided in this Credit Agreement, any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder and (2) second, to the funding of such Defaulting Lender’s Commitment in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder, (B) to the extent not applied as aforesaid, be held, if so determined by the Administrative Agent, as cash collateral for funding obligations of such Defaulting Lender in respect of future Loans hereunder, (C) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the Borrower (in the case of the Borrower, to the extent that no Default or Event of Default has occurred and is continuing at such time) or the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any non-Defaulting Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder and (D) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(d) The Borrower may, in its sole discretion, require any Defaulting Lender to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 (but at the expense of such Defaulting Lender) to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrower shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrower shall not be permitted to require a Defaulting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 11.9(d), unless the Borrower has notified such Defaulting Lender of its intention to require the assignment thereof at least ten days prior to the proposed assignment date.

11.10 Survival of Indemnification and Representations and Warranties. All indemnities set forth herein (including the indemnities set forth in Sections 4.1(c), 4.2, 4.3, 4.4 and 11.5) and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

11.11 GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each Credit Party irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Credit Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law.

11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.14 Entirety. This Credit Agreement, together with the other Credit Documents, represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.15 Binding Effect. This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and this Credit Agreement shall have been executed by the Credit Parties and the Administrative Agent, and the Administrative Agent shall have received copies (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent and each Lender and their respective successors and permitted assigns.

11.16 Submission to Jurisdiction. Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the U.S. District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Credit Party also hereby irrevocably and unconditionally waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party pursuant to this Credit Agreement that is designated by such Credit Party as confidential; provided, that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any of its Affiliates and other parties hereto, (b) subject to an agreement to comply with the provisions of this Section 11.17 (or terms substantially consistent with and no less restrictive than this Section 11.17), to (i) any actual or prospective assignee or participant, (ii) credit insurance providers requiring access to such information in connection with credit insurance issued for the benefit of such Lender, and (iii) any contractual counterparties (or the professional advisors thereto) to any swap, derivative or securitization transaction relating directly to obligations of parties under this Credit Agreement, (c) to its employees, directors, agents, attorneys and accountants or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Credit Document, (j) with the written consent of the Borrower or (k) to the extent such information becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party or its Affiliates.

11.18 Designation of SPVs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to Section 11.6 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender.

As to any Loans or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Loans or portion thereof would have had under this Credit Agreement; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Credit Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Credit Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any state thereof.

In addition, notwithstanding anything to the contrary contained in this Credit Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 11.18 may not be amended without the written consent of any Granting Lender affected thereby.

11.19 USA Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.

11.20 No Fiduciary Duty. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary, agency relationship or other similar duty between the Administrative Agent, any Lender and its or their Affiliates, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other hand, with respect to the transactions contemplated hereby (irrespective of whether the Administrative Agent, any Lender or its or their Affiliates has advised, is currently advising or will advise such Credit Party on other unrelated matters), or any other obligation by a the Administrative Agent, any Lender or its or their Affiliates to such Credit Party, its stockholders or its Affiliates, except the obligations expressly set forth in the Credit Documents. Each Credit Party agrees that it will not claim that the Administrative Agent or any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with the transactions contemplated hereby or the process leading thereto.

11.21 Release. The Administrative Agent is hereby irrevocably authorized by the Lenders, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under the Guarantee and Pledge Agreement (a) upon the date that the Loans, together with all interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated or (b) if such release has been approved in writing by all of the Lenders in accordance with Section 11.6(f).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

DOMINION MIDSTREAM PARTNERS, LP, as the Borrower

By: DOMINION MIDSTREAM GP, LLC,
its General Partner

By:	/s/ James R. Chapman
	Name:	James R. Chapman
	Title:	Senior Vice President—Mergers & Acquisitions and Treasurer

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

QPC HOLDING COMPANY,
as the Guarantor

By:	/s/ James R. Chapman
	Name:	James R. Chapman
	Title:	Senior Vice President—Mergers & Acquisitions and Treasurer

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

ROYAL BANK OF CANADA,
as the Administrative Agent

By:	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Frank Lambrinos
	Name:	Frank Lambrinos
	Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

MIZUHO BANK, LTD.,
as a Lender and Syndication Agent

By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Frederick W. Price
	Name:	Frederick W. Price
	Title:	Managing Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Sherwin Brandford
	Name:	Sherwin Brandford
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick Jeffrey
	Name:	Patrick Jeffrey
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Alia Qaddumi
	Name:	Alia Qaddumi
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

BNP PARIBAS,
as a Lender

By:	/s/ Denis O’Meara
	Name:	Denis O’Meara
	Title:	Managing Director

By:	/s/ Theodore Sheen
	Name:	Theodore Sheen
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

CITIBANK, N.A.,
as a Lender

By:	/s/ Anita J. Brickell
	Name:	Anita J. Brickell
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ David Dewar
	Name:	David Dewar
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

CREDIT SUISSE AG CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Authorized Signatory

By:	/s/ Lorenz Meier
	Name:	Lorenz Meier
	Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

SUNTRUST BANK,
as a Lender

By:	/s/ Nina Johnson
	Name:	Nina Johnson
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

ANNEX A

Leveraged-Based Pricing Grid

Borrower’s Leverage Ratio	Applicable Percentage
	Base Rate Loans	Eurodollar Loans
Pricing Level 1: ≤ 2.75:1.00	25.0 bps	125.0 bps
Pricing Level 2: > 2.75:1.00 but ≤ 3.50:1.00	37.5 bps	137.5 bps
Pricing Level 3: > 3.50:1.00 but ≤ 4.25:1.00	50.0 bps	150.0 bps
Pricing Level 4: > 4.25:1.00	75.0 bps	175.0 bps

For purposes of the foregoing, each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective from and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 7.1 of the consolidated financial statements of the Borrower including such change and ending on the date immediately preceding the effective date of the next such change. If the Borrower fails to deliver such financial statements within the applicable time period required by Section 7.1, then, in the event that a higher Applicable Percentage would have been in effect if such financial statements were delivered on the last day of the applicable time period, the Borrower shall pay to the Administrative Agent for the account of the Lenders additional interest on the Loans that would have accrued if such financial statements had been delivered on the last day of such applicable time period.

Annex A to Term Loan Agreement

ANNEX B

Ratings-Based Pricing Grid

Borrower’s Rating (S&P / Moody’s)	Applicable Percentage
	Base Rate Loans	Eurodollar Loans
Rating Level 1: ≥ BBB+ / Baa1	12.5 bps	112.5 bps
Rating Level 2: BBB / Baa2	25.0 bps	125.0 bps
Rating Level 3: BBB- / Baa3	50.0 bps	150.0 bps
Rating Level 4: BB+ / Ba1	75.0 bps	175.0 bps
Rating Level 5: ≤ BB+ / Ba1	100.0 bps	200.0 bps

For purposes of the foregoing, if at any time there is a split in Ratings between S&P and Moody’s and (i) the Ratings differential is one level, the higher Rating will apply and (ii) the Ratings differential is two levels or more, the level one level lower than the higher Rating will apply. If at any time following the Rating Date neither S&P nor Moody’s shall have assigned a Rating, then Rating Level 5 shall apply. The Applicable Percentage shall be determined and adjusted on the date of any applicable change in the Rating of the Borrower. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans (commencing with the succeeding Interest Period, if any) as well as any new Loans.

The Borrower shall promptly deliver to the Administrative Agent, at the address set forth on Schedule 11.1, information regarding any change in its Rating that would change the existing Rating Level (as set forth in the chart above).

Annex B to Term Loan Agreement

SCHEDULE 1.1

COMMITMENT SCHEDULE

Lender	Commitment
Royal Bank of Canada	$35,250,000.00
Mizuho Bank, Ltd.	$35,250,000.00
Wells Fargo Bank, N.A.	$25,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$25,500,000.00
U.S. Bank National Association	$25,500,000.00
Bank of America, N.A.	$25,500,000.00
BNP Paribas	$25,500,000.00
Citibank, N.A.	$25,500,000.00
The Bank of Nova Scotia	$25,500,000.00
Credit Suisse AG Cayman Islands Branch	$25,500,000.00
SunTrust Bank	$25,500,000.00

Total:	$300,000,000.00

SCHEDULE 6.17

SUBSIDIARIES

(as of the Closing Date)

Name	Jurisdiction of Organization	Borrower’s Ownership %
Cove Point GP Holding Company, LLC	Delaware	100% membership interest (directly held by the Borrower)
Dominion Cove Point LNG, LP	Delaware	100% preferred equity interest and general partner interest (indirectly held by the Borrower via Cove Point GP Holding Company, LLC)
Dominion Carolina Gas Transmission, LLC	South Carolina	100% membership interest (directly held by the Borrower)
Iroquois GP Holding Company, LLC	Delaware	100% membership interest (directly held by the Borrower)
Questar Pipeline, LLC	Utah	100% membership interest (directly held by the Borrower)
Questar Field Services, LLC	Utah	100% membership interest (indirectly held by the Borrower via Questar Pipeline, LLC)
Questar Overthrust Pipeline, LLC	Utah	100% membership interest (indirectly held by the Borrower via Questar Pipeline, LLC)
Questar White River Hub, LLC	Utah	100% membership interest (indirectly held by the Borrower via Questar Pipeline, LLC)

SCHEDULE 11.1

NOTICES

If to the Administrative Agent:

ROYAL BANK OF CANADA

Agency Services Group

20 King Street West, 4th Floor

Toronto, Ontario, Canada M5H 1C4

Attention: Manager Agency

Fax No.: (416) 842-4023

If to the Borrower:

Dominion Resources, Inc.

120 Tredegar Street

Richmond, VA 23219

Attention: James R. Chapman

Telephone: 804-819-2181

Facsimile: 804-819-2211

Email: james.r.chapman@dom.com

Dominion Resources, Inc.

120 Tredegar Street

Richmond, VA 23219

Attention: Russell J. Singer, Esq.

Telephone: 804-819-2389

Facsimile: 804-819-2202

Email: russell.j.singer@dom.com

EXHIBIT 2.2(a)

FORM OF NOTICE OF BORROWING

[            ] [    ], 201[    ]1

To: Royal Bank of Canada, as Administrative Agent

Pursuant to Section 2.2 of that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as administrative agent for the Lenders thereunder (the “Administrative Agent”), and Mizuho Bank, Ltd., as Syndication Agent, the undersigned hereby delivers this Notice of Borrowing.

The Borrower hereby requests that a [Eurodollar][Base Rate] Loan be made in the aggregate principal amount of $[        ]2 on [            ] [    ], 201[    ] [with an Interest Period of [    ] [days][months]]3.

Please transfer by wire the proceeds of the borrowing as directed by the Borrower on the attached Schedule 1.

The Borrower hereby certifies that the borrowing requested herein complies in all respects with Section 5.2 of the Credit Agreement. The Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby, the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such borrowing as if then made.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

[1]	To be delivered by no later than (i) in the case of Base Rate Loans, 11:00 a.m. one Business Day prior to the date of the proposed borrowing or (ii) in the case of Eurodollar Loans, 11:00 a.m. three Business Days prior to the date of the proposed borrowing.
[2]	Subject to Section 2.2(a) and (b).
[3]	In the case of a Eurodollar Loan borrowing only.

Exhibit 2.2(a) – Page 1

The undersigned has caused this Notice of Borrowing to be executed and delivered, and the certification contained herein to be made, by its authorized officer as of the date first written above.

DOMINION MIDSTREAM PARTNERS, LP

By: DOMINION MIDSTREAM GP, LLC, its General Partner

By:
Name:
Title:

Exhibit 2.2(a) – Page 2

EXHIBIT 2.2(c)

FORM OF NOTICE OF CONVERSION/CONTINUATION

[            ] [    ], 201[    ]4

To: Royal Bank of Canada, as Administrative Agent

Pursuant to Section 2.2(c) of that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as administrative agent for the Lenders thereunder (the “Administrative Agent”), and Mizuho Bank, Ltd., as Syndication Agent, the undersigned hereby requests to [convert][continue] Loans as follows:

1	Date of [conversion][continuation]:

2.	Amount of Loans being [converted][continued]: $

3.	Type of Loans being [converted][continued]:

	☐	a.	Eurodollar Loans

	☐	b.	Base Rate Loans

4.	Nature of conversion/continuation:

	☐	a.	Conversion of Base Rate Loans to Eurodollar Loans

	☐	b.	Conversion of Eurodollar Loans to Base Rate Loans

	☐	c.	Continuation of Eurodollar Loans as such

[5.	Interest Period: [days][month(s)][5]

[The undersigned officer, to the best of his or her knowledge, on behalf of the Borrower, certifies that no Default or Event of Default has occurred and is continuing under the Credit Agreement.]6

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

[4]	To be delivered by no later than 11:00 a.m. (i) in the case of a conversion of a Eurodollar Loan to a Base Rate Loan, on the date of the requested conversion or (ii) in the case of conversion of a Base Rate Loan to a Eurodollar Loan or continuation of a Eurodollar Loan, three Business Days prior to the date of the requested conversion or continuation.
[5]	In the case of a conversion to or continuation of Eurodollar Loans, insert the duration of the new Interest Period that commences on the conversion/continuation date.
[6]	In the case of a conversion to or continuation of Eurodollar Loans.

Exhibit 2.2(c) – Page 1

The undersigned has caused this Notice of Conversion/Continuation to be executed and delivered as of the date first written above.

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC, its General Partner

By:
Name:
Title:

Exhibit 2.2(c) – Page 2

EXHIBIT 2.7

FORM OF NOTE

$	New York, New York
,

FOR VALUE RECEIVED, the undersigned, Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), hereby unconditionally promises to pay, on the Maturity Date, to [                    ] or its registered assigns (the “Lender”) at the office of Royal Bank of Canada located at 200 Vesey Street, New York, NY 10281, in lawful money of the U.S. and in immediately available funds, the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned under the Credit Agreement referred to below.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount of each Loan from time to time outstanding at the rates per annum and on the dates specified in Section 3.1 of the Credit Agreement, until paid in full (both before and after judgment to the extent permitted by law). The Lender is hereby authorized to endorse the date, amount, type, interest rate and duration of each Loan made or converted by the Lender to the Borrower, the date and amount of each repayment of principal thereof, and, in the case of Eurodollar Loans, the Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that failure by the Lender to make any such recordation on such schedules or continuation thereof shall not in any manner affect any of the obligations of the undersigned to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note is one of the Notes referred to in that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as administrative agent for the Lenders thereunder (the “Administrative Agent”), and Mizuho Bank, Ltd., as Syndication Agent, and is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided therein.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 2.7 – Page 1

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC, its General Partner

By:
Name:
Title:

Exhibit 2.7 – Page 2

Schedule I to Note

BASE RATE LOANS AND CONVERSIONS AND

REPAYMENTS OF PRINCIPAL

Date	Amount of Base Rate Loans	Amount of Base Rate Loans Converted into Eurodollar Loans	Amount of Eurodollar Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Exhibit 2.7 – Page 3

Schedule II to Note

EURODOLLAR LOANS AND CONVERSIONS

AND REPAYMENTS OF PRINCIPAL

Date	Amount of Eurodollar Loans	Interest Period	Amount of Base Rates Loans Converted into Eurodollar Loans	Amount of Eurodollar Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Exhibit 2.7 – Page 4

EXHIBIT 3.2

FORM OF NOTICE OF PREPAYMENT

[            ] [    ], 201[    ]

To: Royal Bank of Canada, as Administrative Agent

This Notice of Prepayment is delivered to you pursuant to Section 3.2 of that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as administrative agent for the Lenders thereunder (the “Administrative Agent”), and Mizuho Bank, Ltd., as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall prepay the following Loans:                     .1

2. The Loan(s) to be prepaid consist of: [check each applicable box]

☐	Eurodollar Loans

☐	Base Rate Loans

3. The Borrower shall prepay the above-referenced Loans on the following Business Day:                     .2

[Signature Page Follows]

[1]	Complete with an amount in accordance with Section 3.2 of the Credit Agreement.
[2]	To be delivered by no later than (i) in the case of Base Rate Loans, not later than 11:00 a.m. on the date of such prepayment or (ii) in the case of Eurodollar Loans, not later than 11:00 a.m. three Business Days prior to such prepayment.

Exhibit 3.2 – Page 1

The undersigned has executed this Notice of Prepayment as of the day and year first written above.

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC, its General Partner

By:
Name:
Title:

Exhibit 3.2 – Page 2

EXHIBIT 5.2(c)

FORM OF DRI NOTE

[See attached.]

Exhibit 5.2(c) – Page 1

PROMISSORY NOTE

Richmond, Virginia
$300,000,000.00	[December 1, 2016]

FOR VALUE RECEIVED, Dominion Resources, Inc., a Virginia corporation (the “Maker”), promises to pay to QPC Holding Company, a Utah corporation (the “Noteholder,” which term shall include any subsequent holder hereof), on demand and in any event on or before the Maturity Date (as defined below) in lawful money of the United States of America, the original principal sum of Three Hundred Million and 00/100 Dollars ($300,000,000.00), together with interest on the unpaid principal balance at the rate and on the terms hereinafter provided in this promissory note (including all modifications, amendments, substitutions, renewals or extensions hereof and allonges hereto, this “Note”).

1. Interest Rate. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the annual rate equal to 2.0%. Interest shall be paid for the actual number of days elapsed based on a 360-day year.

2. Payments; Maturity. Interest only on the unpaid principal balance of this Note shall be due and payable beginning on the first (1st) day of March, 2017 and continuing on the first (1st) day of each June, September, and December thereafter until this Note has been paid in full. If not sooner paid, the entire principal balance, all accrued and unpaid interest, if any, and all other sums provided herein shall be due and payable in full on [December 1], 2019 (the “Maturity Date”). All payments of principal, interest, fees, expenses and other amounts to be paid by the Maker under this Note shall be paid not later than 2:00 p.m. on the date when due in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the address of the Noteholder located at 120 Tredegar Street, Richmond, VA 23219, or at such other address as the Noteholder shall specify in writing. Notwithstanding the foregoing, all or any portion of the outstanding principal balance hereof, together with interest accrued thereon, shall be payable on demand by Noteholder.

3. Prepayment. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. Any prepayment shall include interest accrued to the date of such prepayment and all other sums then due under this Note. No partial prepayment shall affect the obligation of the Maker to make any payment of principal or interest due hereunder on the date hereinabove specified until this Note has been paid in full.

4. Application of Payments. Payments or prepayments on this Note shall be applied to amounts due hereunder in such order as the Noteholder may determine.

5. Default Rate; Late Charge. Upon the occurrence and during the continuance of an Event of Default, the principal balance of this Note and any other sum

Exhibit 5.2(c) – Page 2

then due hereunder (including, to the extent permitted by law, any overdue installment of interest) shall bear interest at an annual rate of three percent (3%) above the interest rate set forth above. In addition, the Maker shall pay to the Noteholder, upon demand, a late charge equal to five percent (5%) of any amount due which is not received within seven (7) days after its due date. Acceptance by the Noteholder of any late payment without an accompanying late charge shall not be deemed a waiver of the Noteholder’s right to receive such late charge or to receive a late charge for any subsequent payment received more than seven (7) days after its due date.

6. Representations and Warranties. The Maker hereby represents and warrants to the Noteholder that:

(a) Organization and Good Standing. The Maker (a) is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia, (b) is duly registered or qualified as a corporation authorized to do business in every jurisdiction where the failure to be so registered or qualified would have a material adverse effect on the Maker, its business, operations or financial condition (considered as a whole), the ability of the Maker to pay its obligations under this Note, the validity or enforceability of this Note or the rights or remedies of the Noteholder against the Maker under this Note (a “Material Adverse Effect”) and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) Due Authorization. The Maker (a) has the requisite corporate power and authority to execute, deliver and perform this Note and to incur the obligations herein and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Note.

(c) No Conflicts. Neither the execution and delivery of this Note and the consummation of the transactions contemplated therein, nor the performance of and compliance with the terms and provisions hereof by the Maker will (a) violate or conflict with any provision of its articles of incorporation and bylaws, (b) violate, contravene or materially conflict with any law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any lien, security interest or encumbrance (a “Lien”) upon or with respect to its properties.

Exhibit 5.2(c) – Page 3

(d) Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court, governmental authority or other third party is required to be obtained or made by the Maker in connection with the Maker’s execution, delivery or performance of this Note that has not been obtained or made.

(e) Enforceable Obligations. This Note has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Maker enforceable against the Maker in accordance with its terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

(f) Financial Condition. The financial statements of the Maker provided to the Noteholder pursuant to Section 7(a) of this Note present fairly the financial condition, results of operations and cash flows of the Maker and its consolidated subsidiaries as of the dates stated therein. In addition, (i) such financial statements were prepared in accordance with generally accepted accounting principles in the United States, consistently applied (“GAAP”), and (ii) since the latest date of such financial statements, there have occurred no changes or circumstances which have had or would be reasonably expected to have a Material Adverse Effect.

(g) No Default. The Maker is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect.

(h) Compliance with Note. The Maker is in compliance with all of the covenants, terms and conditions of this Note.

(i) Litigation. As of the date hereof, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Maker, threatened against the Maker in which there is a reasonable expectation of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect.

(j) Taxes. The Maker has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed by it and paid all material amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other

Exhibit 5.2(c) – Page 4

material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

(k) Compliance with Law. The Maker is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect.

(l) Pari Passu Ranking

This Note shall at all times rank at least pari passu with all other senior unsecured indebtedness of the Maker.

7. Covenants of the Maker. The Maker covenants and agrees with the Noteholder as follows:

(a) Information Covenants. The Maker will furnish, or cause to be furnished, to the Noteholder:

(i) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Maker, a Form 10-K as required to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), which includes financial information required by such Form 10-K, such financial information to be in reasonable form and detail and audited by an independent registered public accounting firm of recognized national standing reasonably acceptable to the Noteholder and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(ii) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of the Maker, a Form 10-Q as required to be filed with the SEC under the Acts, which includes the financial information required by such Form 10-Q, such financial information to fairly present in all material respects the financial condition of the Maker and to be prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(iii) Notices. Upon the Maker obtaining knowledge thereof, the Maker will give written notice to the Noteholder immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Maker proposes to take with respect thereto and (ii) the occurrence of any of the following: (A) the pendency or commencement of any litigation,

Exhibit 5.2(c) – Page 5

arbitral or governmental proceeding against the Maker which, if adversely determined, is likely to have a Material Adverse Effect and (B) the institution of any proceedings against the Maker with respect to, or the receipt of notice by the Maker of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect.

(iv) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Maker as the Noteholder may reasonably request.

In lieu of furnishing the Noteholder the items referred to in this Section 7.1, the Maker may make available such items on the Maker’s corporate website, any SEC website or any such other publicly available website as notified to the Noteholder.

(b) Preservation of Existence and Franchises. The Maker will do all things necessary to preserve and keep in full force and effect its existence and, to the extent material to the conduct of the business of the Maker, its rights, franchises and authority.

(c) Books and Records. The Maker will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

(d) Compliance with Law. The Maker will comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all governmental authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect.

(e) Payment of Taxes. The Maker will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Maker shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

(f) Insurance. The Maker will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

Exhibit 5.2(c) – Page 6

(g) Performance of Obligations. The Maker will perform in all material respects all of its obligations under the terms of all agreements that are material to the conduct of the business of the Maker, including all such material indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, if nonperformance would be reasonably expected to have a Material Adverse Effect.

(h) Nature of Business. The Maker will not alter the character of its business from that conducted as of the date hereof and activities reasonably related thereto and similar and related businesses.

(i) Consolidation and Merger. The Maker will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, however, that the Maker may merge or consolidate with any other entity if either (i) the Maker shall be the continuing or surviving entity or (ii) the Maker shall not be the continuing or surviving entity and the entity so continuing or surviving (A) is an entity organized and duly existing under the law of any state of the United States and (B) executes and delivers to the Noteholder an instrument in form satisfactory to the Noteholder pursuant to which it expressly assumes all of the obligations of the Maker under this Note and procures for the Noteholder an opinion in form satisfactory to the Noteholder and from counsel satisfactory to the Noteholder in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Noteholder may reasonably request.

(j) Sale or Lease of Assets. The Maker will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired.

(k) Limitation on Liens. If the Maker shall pledge as security for any indebtedness or obligations, or permit any Lien as security for any indebtedness or obligations upon, any capital stock owned by it on the date hereof or thereafter acquired, of any of its Material Subsidiaries, the Maker will secure its obligations under this Note ratably with the indebtedness or other obligations secured by such pledge, except for Liens incurred or otherwise arising in the ordinary course of business. As used herein, “Material Subsidiaries” means (i) a subsidiary of the Maker whose total assets (as determined in accordance with GAAP) represent at least 20% of the total assets of the Maker, on a consolidated basis and (ii) notwithstanding the foregoing, Virginia Electric and Power Company.

(l) Fiscal Year. The Maker will not change its fiscal year without prior notification to the Noteholder.

Exhibit 5.2(c) – Page 7

8. Events of Default. The occurrence and continuation of any of the following specified events shall constitute an event of default under this Note (each an “Event of Default”):

(a) Payment. The Maker shall (i) default in the payment of any principal or interest owing hereunder on the Maturity Date or an earlier demand for payment by the Noteholder or (ii) default, and such default shall continue for five or more Business Days (as hereinafter defined), in the payment when due of any principal, interest or any other amounts owing hereunder other than on the Maturity Date. For purposes of this Note, the term “Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Richmond, Virginia.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Maker herein or in any statement or certificate delivered or required to be delivered pursuant hereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Maker shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a) and (b) of this Section 8) contained in this Note and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of the Maker becoming aware of such default or notice thereof given by the Noteholder.

(d) Note. This Note shall fail to be in full force and effect in all material respects with respect to the Maker or to give the Noteholders all material security interests, liens, rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Maker: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Maker or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Maker and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Maker shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Maker or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Maker shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

Exhibit 5.2(c) – Page 8

(f) Defaults under Other Agreements. With respect to any indebtedness for borrowed money of the Maker in a principal amount in excess of $100,000,000, (i) the Maker shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition under (A) or (B) above is to cause, or permit, the holder or holders of such indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or mandatory redemption, prior to the stated maturity thereof; or (iii) any such indebtedness matures and is not paid at maturity.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against the Maker in an outstanding amount of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the thirtieth (30th) day after such judgment, order or decree becomes final and unappealable.

9. Acceleration Upon Event of Default. Upon the occurrence of an Event of Default, the entire unpaid balance of this Note, any accrued but unpaid interest and all other sums provided herein shall, at the option of the Noteholder, immediately become due and payable. The failure of the Noteholder to exercise such option to accelerate upon the occurrence of an Event of Default shall not be deemed a waiver of the right to exercise such option upon the occurrence of a subsequent Event of Default. Notwithstanding the foregoing, if an Event of Default specified in Section 8(e) shall occur, then the entire unpaid balance of this Note, any accrued but unpaid interest and all other sums provided herein shall immediately become due and payable without the giving of any notice or other action by the Noteholder. Any payments received by the Noteholder may be applied to such amounts due hereunder and in such order as the Noteholder may determine in its sole discretion.

10. Acceptance of Partial Payment. The acceptance by the Noteholder of a partial payment of any sum due under this Note, whether occurring before or after an Event of Default, shall not be deemed to cure the Maker’s failure to pay such sum in full or to waive any of the Noteholder’s rights or remedies available on account of such default. In addition, after the Noteholder has accelerated payment of this Note upon the occurrence of an Event of Default, the tender of payment of less than the entire principal amount of this Note, all interest thereon, late charges and other sums due under this Note, or the acceptance by the Noteholder of less than full payment thereof, shall not be deemed to have cured the Event of Default, to constitute a reinstatement of this Note or to waive any of the Noteholder’s rights and remedies under this Note or at law or in equity.

Exhibit 5.2(c) – Page 9

11. Waivers, etc. The Maker and each endorser, surety and guarantor hereof jointly and severally (i) waive presentment, demand, protest and notice of dishonor, (ii) waive, to the extent permitted by law, all exemptions, whether homestead or otherwise, as to the obligation evidenced by this Note, (iii) waive any right which they may have to require the Noteholder to proceed against any other party or foreclose on any collateral given to secure the payment of this Note, (iv) agree that, without notice to the Maker or any other party and without affecting any such party’s liability, the Noteholder, at any time or times, may grant extensions of the time for any payment due on this Note, release any such party from its obligation to make payments on this Note, permit the renewal of this Note or permit the substitution, exchange or release of any security or collateral for this Note, (v) waive any right they may have to require reinstatement of this Note after the occurrence of an Event of Default and (vi) waive, to the extent permitted by law, any right they may have to a trial by jury in any action or proceeding to enforce or collect this Note, whether such action or proceeding is instituted by the Noteholder, the Maker or any other party.

12. Notices. All notices and other communications provided for in this Note shall be in writing and shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the addresses set forth in the Purchase Agreement, or at such other address as such party may specify by written notice to the other parties hereto; provided, that, in the case of a notice or other communication given pursuant to clause (a) or (b) above, if such notice or other communication is not delivered or transmitted during the normal business hours of the recipient, such notice or communication shall be deemed to be effective on the next Business Day for the recipient.

13. Right of Set Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9, the Noteholder is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness, obligations, liabilities and claims at any time held or owing by the Noteholder to or for the credit or the account of the Maker against obligations and liabilities of the Maker to the Noteholder hereunder, irrespective of whether the Noteholder shall have made any demand hereunder and although such indebtedness, obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Noteholder subsequent thereto.

Exhibit 5.2(c) – Page 10

14. No Waiver; Remedies Cumulative. No failure or delay on the part of the Noteholder in exercising any right, power or privilege hereunder and no course of dealing between the Maker and the Noteholder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Noteholder would otherwise have. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Noteholder to any other or further action in any circumstances without notice or demand.

15. Payment of Expenses, etc. The Maker agrees to: (a) pay all reasonable out-of-pocket costs and expenses of the Noteholder (including, without limitation, the reasonable fees and expenses of outside legal counsel to the Noteholder) in connection with (i) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating hereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Maker under this Note and (ii) the enforcement of this Note against the Maker; and (b) indemnify the Noteholder and its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or reasonable expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Noteholder is a party thereto, or whether or not such investigation, litigation or other proceeding was initiated by the Maker or any other party) related to the entering into and/or performance of this Note or the use of proceeds of any loans or other extensions of credit pursuant hereto or the consummation of any other transactions contemplated in this Note by the Maker, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the person or entity to be indemnified, in each case, as determined by a court of competent jurisdiction).

16. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Note.

17. Survival of Indemnification and Representations and Warranties. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Note and the repayment of all sums due hereunder.

18. GOVERNING LAW; SERVICE OF PROCESS. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES. The Maker

Exhibit 5.2(c) – Page 11

irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Note by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Maker at its address for notices pursuant to Section 12, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Noteholder to serve process in any other manner permitted by law.

19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS NOTE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Severability. If any provision of this Note is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

21. Entirety. This Note represents the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the transactions contemplated herein.

22. Submission to Jurisdiction. The Maker hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the U.S. District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Noteholder may otherwise have to bring any action or proceeding relating to this Note against the Maker or its properties in the courts of any jurisdiction. The Maker hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Maker also hereby irrevocably and unconditionally waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Exhibit 5.2(c) – Page 12

23. Successors and Assigns. This Note shall inure to the benefit of and shall be binding on the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the Maker may not assign and transfer any of its rights, obligations or interests hereunder without the prior written consent of the Noteholder. The Noteholder may assign (including any collateral assignment or pledge as security for other obligations of the Noteholder) this Note at any time upon written notice to the Maker.

24. Amendments. This Note may only be amended, modified or supplemented by a writing signed by all of the parties hereto.

WITNESS the following signature.

DOMINION RESOURCES, INC.

By:

Name:

Title:

Exhibit 5.2(c) – Page 13

EXHIBIT 5.2(d)

FORM OF GUARANTEE AND PLEDGE AGREEMENT

[See attached.]

Exhibit 5.2(d) – Page 1

GUARANTEE AND PLEDGE AGREEMENT

among

QPC HOLDING COMPANY,

as the Guarantor

and

ROYAL BANK OF CANADA,

as the Administrative Agent

Dated as of [            ], 2016

Exhibit 5.2(d) – Page 2

Exhibit 5.2(d) – Page 3

(continued)

Exhibit 5.2(d) – Page 4

SCHEDULES

Schedule 1	Filings and Other Actions
Schedule 2	Jurisdiction of Organization; Chief Executive Office

EXHIBITS

Exhibit A	Form of Notice Pursuant to Section 6.3

Exhibit 5.2(d) – Page 5

GUARANTEE AND PLEDGE AGREEMENT

GUARANTEE AND PLEDGE AGREEMENT, dated as of [            ], 2016, by QPC Holding Company, a Utah corporation (the “Guarantor”), in favor of Royal Bank of Canada (“RBC”), as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, pursuant to the Term Loan Agreement dated as of the date hereof (as the same may be amended, restated, supplemented and/or modified from time to time, the “Term Loan Agreement”) by and among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Guarantor, the lenders from time to time party to the Term Loan Agreement (the “Lenders”), the Administrative Agent and Mizuho Bank, Ltd., as syndication agent, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Guarantor has agreed to guaranty the obligations under the Term Loan Agreement and the applicable Credit Documents;

WHEREAS, the Guarantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Term Loan Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Term Loan Agreement that the Guarantor shall have executed and delivered this Agreement to the Administrative Agent.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Term Loan Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, the Guarantor hereby agrees with the Administrative Agent as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. (a) Capitalized terms used herein without definition are used as defined in the Term Loan Agreement.

(b) The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “instrument”, “proceeds” and “promissory note”.

(c) The following terms shall have the following meanings:

“Agreement” means this Guarantee and Pledge Agreement.

“Borrower” has the meaning specified in the preamble hereto.

“Collateral” has the meaning specified in Section 3.1.

Exhibit 5.2(d) – Page 6

“DRI” means Dominion Resources, Inc., a Virginia corporation.

“DRI Note” has the meaning set forth in Section 3.1(a).

“Fraudulent Transfer Laws” has the meaning set forth in Section 2.2.

“Guarantee” means the guarantee of the Guaranteed Obligations made by the Guarantor as set forth in this Agreement.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” has the meaning specified in the preamble hereto.

“Secured Parties” means the Administrative Agent and the Lenders.

“Term Loan Agreement” has the meaning specified in the recitals hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable law, any of the attachment, perfection or priority of, or remedies relating to, the Administrative Agent’s or the Lender’s security interest in the Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of the definitions related to or otherwise used in such provisions.

Section 1.2 Certain Other Terms.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to a Schedule, Article, Section or clause refer to the appropriate Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to the Collateral when used in relation to the Guarantor shall refer to the Guarantor’s Collateral or any relevant part thereof.

(b) Other Interpretive Provisions.

(i) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii) This Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) Certain Common Terms. The term “including” is not limiting and means “including without limitation.”

(iv) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For purposes of computation of periods of time hereunder, the word “from”

Exhibit 5.2(d) – Page 7

means “from and including”, the words “to” and “until” each mean “to but excluding” and the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(v) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Credit Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document.

(vi) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE II

GUARANTEE

Section 2.1 Guarantee. To induce the Lenders to make the Loans pursuant to the Term Loan Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Credit Document, of all the obligations of the Borrower under the Term Loan Agreement and the applicable Credit Documents whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guarantee by the Guarantor hereunder constitutes a guaranty of payment and not of collection.

Section 2.2 Limitation of Guarantee. Any term or provision of this Guarantee or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount for which the Guarantor shall be liable hereunder shall not exceed the maximum amount for which the Guarantor can be liable without rendering this Guarantee or any other Credit Document, as it relates to the Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable law) (collectively, “Fraudulent Transfer Laws”).

Section 2.3 Authorization; Other Agreements. The Secured Parties are hereby authorized, without notice to or demand upon the Guarantor and without discharging or otherwise affecting the obligations of the Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a) (i) subject to compliance, if applicable, with Section 11.6 of the Term Loan Agreement, modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Credit Document;

(b) apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Credit Documents;

Exhibit 5.2(d) – Page 8

(c) refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d) (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release the Collateral or any other security for any Guaranteed Obligation or any other guaranty therefor in any manner and (ii) otherwise deal in any manner with the Borrower or the Guarantor; and

(e) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.4 Guarantee Absolute and Unconditional. The Guarantor hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guarantee are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guarantee, in each case except as otherwise agreed in writing by the Administrative Agent):

(a) the invalidity or unenforceability of any obligation of the Borrower or the Guarantor under any Credit Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from the Guarantor or other action to enforce the same or (ii) any action to enforce any Credit Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, the Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, the Guarantor or any of the Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any sale or other disposition of the Collateral or any election following the occurrence of an Event of Default by any Secured Party to proceed separately against the Collateral in accordance with such Secured Party’s rights under any applicable law; or

(f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of the Borrower, the Guarantor or any of the Borrower’s other Subsidiaries, in each case other than the payment in full of the Guaranteed Obligations.

Section 2.5 Waivers. The Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due

Exhibit 5.2(d) – Page 9

and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Borrower. The Guarantor further unconditionally and irrevocably agrees, until such time as the Guaranteed Obligations have been indefeasibly paid in full, not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower by reason of any Credit Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against the Borrower or set off any of its obligations to the Borrower against obligations of the Borrower to the Guarantor. No obligation of the Guarantor hereunder shall be discharged other than by complete performance. The Guarantor further waives any right the Guarantor may have under any applicable law to require any Secured Party to seek recourse first against the Borrower or any other Person, or to realize upon the Collateral for any of the obligations pursuant to the Term Loan Agreement and any other Credit Document, as a condition precedent to enforcing the Guarantor’s liability and obligations under this Guarantee.

Section 2.6 Reliance. The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and the Guarantor hereby agrees that no Secured Party shall have any duty to advise the Guarantor of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to the Guarantor.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1 Collateral. For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Guarantor or in which a Guarantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) that certain $300,000,000 promissory note, issued or to be issued by DRI to the Guarantor and dated on or about the Closing Date (the “DRI Note”) and

(b) to the extent not otherwise included, all proceeds of the foregoing.

Section 3.2 Grant of Security Interest in Collateral. The Guarantor, as collateral security for the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, hereby pledges, hypothecates and assigns to the Administrative Agent for its benefit and the benefit of the Lenders, and grants to the Administrative Agent for its benefit and the benefit of the Lenders a first priority Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the Guarantor.

Exhibit 5.2(d) – Page 10

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Credit Documents, the Guarantor hereby represents and warrants each of the following to the Administrative Agent and the Lenders:

Section 4.1 Title; No Other Liens. Except for the Liens granted to the Administrative Agent pursuant to this Agreement, as of the Closing Date, the Guarantor will be the legal and beneficial owner of the Collateral pledged by it hereunder free and clear of any and all Liens or claims of others. As of the Closing Date, the Guarantor (a) will be the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) will have rights in or the power to transfer the Collateral, free and clear of any other Lien.

Section 4.2 Perfection and Priority. The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected first priority security interest in favor of the Administrative Agent in the Collateral, securing the payment of all Guaranteed Obligations, subject to the completion of the filings and other actions specified on Schedule 1 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly authorized form as of the Closing Date). Such security interest shall be prior to all other Liens on the Collateral, upon the delivery thereof to the Administrative Agent, properly endorsed for transfer to the Administrative Agent or in blank.

Section 4.3 Collateral. As of the Closing Date, the DRI Note will be delivered to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to exercise all of the rights of the Guarantor granting the security interest in the Collateral, and a transferee or assignee of the Collateral shall become a holder of the Collateral to the same extent as the Guarantor and, upon the transfer of the entire interest in the Collateral of the Guarantor, the Guarantor shall, by operation of law, cease to be a holder of the Collateral.

Section 4.4 Enforcement. No consent, authorization, approval, or other action by, and no notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required either (i) for the pledge by the Guarantor of the Collateral pledged by it pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by the Guarantor, or (ii) for the exercise by the Administrative Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of the Collateral, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally.

Section 4.5 Jurisdiction of Organization; Chief Executive Office. Schedule 2 lists the Guarantor’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of the Guarantor’s chief executive office or sole place of business, in each case as of the Closing Date.

Section 4.6 Representations and Warranties of the Term Loan Agreement. The representations and warranties as to the Guarantor made in Section 6 (Representations and Warranties) of the Term Loan Agreement are true and correct as of the date hereof and as of the Closing Date.

Exhibit 5.2(d) – Page 11

ARTICLE V

COVENANTS

The Guarantor agrees with the Administrative Agent to the following, as long as any Secured Obligation remains outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted):

Section 5.1 Maintenance of Perfected Security Interest; Further Documentation and Consents.

(a) The Guarantor shall not enter into any contractual obligation or undertaking restricting the right or ability of the Guarantor or the Administrative Agent to sell, assign, or transfer the Collateral except pursuant to the Credit Documents.

(b) The Guarantor shall (i) maintain the security interest created by this Agreement, (ii) maintain the perfection of such security interest, (iii) maintain (for so long as the Administrative Agent maintains possession of the Note) at least the priority described in Section 4.2 and (iv) defend such security interest and such priority against the claims and demands of all Persons.

(c) At any time and from time to time, upon the written request of the Administrative Agent, the Guarantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing of) any financing statement or amendment under the UCC (or other filings under similar law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Administrative Agent may reasonably request.

Section 5.2 Changes in Locations, Name, Etc. Except upon 20 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, the Guarantor shall not change its legal name or organizational identification number, if any, or corporate structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

Section 5.3 Event of Default. During the continuance of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and without notice to the Guarantor, to transfer to or to register in its name or in the name of its nominees the Collateral.

Section 5.4 Further Assurances. Any term or provision of this Guarantee or any other Credit Document to the contrary notwithstanding, the Guarantor will execute any and all further documents, financing statements, registrations, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and registrations), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by this Agreement or the validity or priority of any such Lien, all at the expense of the Guarantor.

Exhibit 5.2(d) – Page 12

ARTICLE VI

REMEDIAL PROVISIONS

Section 6.1 Code and Other Remedies.

(a) UCC Remedies. During the continuance of an Event of Default, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b) Collection Upon and Disposition of Collateral. Without limiting the generality of the foregoing, the Administrative Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Guarantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) collect, receive, appropriate and realize upon the Collateral and (ii) sell, assign, transfer, grant option or options to purchase and deliver the Collateral (or enter into contractual obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.

(c) Application of Proceeds. The Administrative Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or in any way relating to the Collateral or the rights of the Administrative Agent and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Guaranteed Obligations, as set forth in the Term Loan Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any law, need the Administrative Agent account for the surplus, if any, to the Guarantor.

(d) Direct Obligation. Neither the Administrative Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, the Guarantor, any other Credit Party or any other Person with respect to the payment of the obligations under the Term Loan Agreement and the other Credit Documents or to pursue or exhaust any right or remedy with respect to the Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the Administrative Agent and any other Secured Party under any Credit Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any applicable law. To the extent it may lawfully do so, the Guarantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any stay, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of the Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(e) Commercially Reasonable. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, the Guarantor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent to do any of the following:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by the Administrative Agent to prepare the Collateral for disposition;

Exhibit 5.2(d) – Page 13

(ii) fail to exercise remedies against Persons obligated on the Collateral or to remove Liens on the Collateral or to remove any adverse claims against the Collateral; or

(iii) exercise collection remedies against Persons obligated on the Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of the Collateral, whether or not the Collateral is of a specialized nature, or, to the extent deemed appropriate by the Administrative Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of the Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of the Collateral.

The Guarantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against the Collateral and that other actions or omissions by any Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to the Guarantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 6.1.

Section 6.2 Collateral. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its nominee may exercise any right of conversion and exchange and any other right, privilege or option pertaining to the Collateral as if it were the absolute owner thereof, all without liability except to account for property actually received by it; provided, however, that the Administrative Agent shall have no duty to the Guarantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

Section 6.3 Proceeds to be Paid and Turned over to and Held by the Administrative Agent. The Guarantor shall (pursuant to a written notice delivered to DRI on the Closing Date substantially in the form of Exhibit A hereto) direct DRI to make all principal payments (and, upon and during the continuance of an Event of Default, all interest payments) under and with respect to the DRI Note solely to the Administrative Agent. Notwithstanding the foregoing, unless otherwise expressly provided in the Term Loan Agreement or this Agreement, all principal payments (and, upon and during the continuance of an Event of Default, all interest payments) under and with respect to the DRI Note received by the Guarantor hereunder in cash or cash equivalents shall be held by the Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of the Guarantor, and shall, promptly upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received (with any necessary endorsement). All such payments and proceeds of Collateral and any other proceeds of Collateral received by the Administrative Agent in cash or cash equivalents shall be held by the Administrative Agent in a cash collateral account. All such amounts being held by the Administrative Agent in such cash collateral account (or by the Guarantor in trust for the Administrative Agent) shall continue to be held as collateral security for the Guaranteed Obligations and shall not constitute payment thereof until applied as provided in the Term Loan Agreement.

Section 6.4 Sale of Collateral. (a) The Guarantor recognizes that the Administrative Agent may be unable to effect a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the

Exhibit 5.2(d) – Page 14

distribution or resale thereof. The Guarantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of the Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(b) The Guarantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Collateral pursuant to Section 6.1 and this Section 6.4 valid and binding and in compliance with all applicable law. The Guarantor further agrees that a breach of any covenant contained herein will cause irreparable injury to the Administrative Agent and other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against the Guarantor, and the Guarantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Term Loan Agreement. The Guarantor waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Collateral by the Administrative Agent.

Section 6.5 Deficiency. The Guarantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Guaranteed Obligations and the fees and disbursements of any attorney employed by the Administrative Agent or any other Secured Party to collect such deficiency.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.1 The Administrative Agent’s Appointment as Attorney-in-Fact. (a) The Guarantor hereby irrevocably constitutes and appoints the Administrative Agent and any Affiliate thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Guarantor and in the name of the Guarantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Guarantor hereby gives the Administrative Agent and its Affiliates the power and right, on behalf of the Guarantor, without notice to or assent by the Guarantor, to do any of the following when an Event of Default shall have occurred and be continuing:

(i) in the name of the Guarantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due with respect to the Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any such moneys due with respect to the Collateral whenever payable;

(ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of the Term Loan Agreement (including all or any part of the premiums therefor and the costs thereof);

Exhibit 5.2(d) – Page 15

(iii) execute, in connection with any sale provided for in Section 6.1 or Section 6.4, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of the Collateral; or

(iv) (A) direct any party liable for any payment under the Collateral to make payment of any moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of the Collateral, (C) sign and indorse any invoice, draft against debtors, assignment, verification, notice and other document in connection with the Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral and to enforce any other right in respect of the Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against the Guarantor with respect to the Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate, (G) generally, sell, assign, transfer or grant a Lien on, make any contractual obligation with respect to and otherwise deal with, the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes and do, at the Administrative Agent’s option, at any time or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of the Credit Documents, all as fully and effectively as the Guarantor might do.

(v) If the Guarantor fails to perform or comply with any contractual obligation contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such contractual obligation.

(b) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate set forth in subsection 3.1(b) of the Term Loan Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the Guarantor, shall be payable by the Guarantor to the Administrative Agent on demand.

(c) The Guarantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2 Authorization to File Financing Statements. The Guarantor authorizes the Administrative Agent and its Affiliates, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect, or continue or maintain perfection of, the security interests of the Administrative Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. The Guarantor also hereby ratifies its authorization for the Administrative Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof. The Guarantor hereby (i) waives any right under the UCC or any other applicable law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and (ii) releases and excuses each Secured Party from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents.

Exhibit 5.2(d) – Page 16

Section 7.3 Authority of the Administrative Agent. The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, request, judgment or other right or remedy herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Term Loan Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4 Duty; Obligations and Liabilities. (a) Duty of the Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interest in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Affiliates shall be responsible to the Guarantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b) Obligations and Liabilities with respect to Collateral. No Secured Party and no Affiliate thereof shall be liable for failure to demand, collect or realize upon the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of the Collateral upon the request of the Guarantor or any other Person or to take any other action whatsoever with regard to the Collateral. The powers conferred on the Administrative Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to the Guarantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Reinstatement. The Guarantor agrees that, if any payment made by any Credit Party or other Person and applied to the Guaranteed Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of the Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including the Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing the Guarantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guarantee hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and

Exhibit 5.2(d) – Page 17

effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2 Release of Collateral. If the Administrative Agent shall be directed or permitted pursuant to Section 11.21 of the Term Loan Agreement to release any Lien or the Collateral, the Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, such section. In connection therewith, the Administrative Agent, at the request of the Guarantor, shall execute and deliver to the Guarantor such documents as the Guarantor shall reasonably request to evidence such release.

Section 8.3 Independent Obligations. The obligations of the Guarantor hereunder are independent of and separate from the Guaranteed Obligations and the Guaranteed Obligations. If any Secured Obligation or Guaranteed Obligation is not paid when due, or upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against the Guarantor and the Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Credit Party and without first joining any other Credit Party in any proceeding.

Section 8.4 No Waiver by Course of Conduct. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 8.5 Amendments in Writing. None of the terms or provisions of this Agreement may be amended, changed, waived, discharged or terminated except in accordance with Section 11.6 of the Term Loan Agreement.

Section 8.6 Notices. All notices, requests and demands to or upon the Administrative Agent or the Guarantor hereunder shall be effected in the manner provided for in Section 11.1 of the Term Loan Agreement; provided, however, that any such notice, request or demand to or upon the Guarantor shall be addressed to the Borrower’s notice address set forth in such Section 11.1.

Section 8.7 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that the Guarantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by facsimile or other electronic means (including by e-mail with a “.pdf” copy thereof attached thereto) shall be effective as an original and shall constitute a representation that an original will be delivered.

Exhibit 5.2(d) – Page 18

Section 8.9 Severability. If any provision of any of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

Section 8.10 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 11.11 OF THE CREDIT AGREEMENT.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

Exhibit 5.2(d) – Page 19

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Pledge Agreement to be duly executed and delivered as of the date first above written.

QPC HOLDING COMPANY
as the Guarantor

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND PLEDGE AGREEMENT]

Exhibit 5.2(d) – Page 20

ACCEPTED AND AGREED
as of the date first above written:

ROYAL BANK OF CANADA
as the Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND PLEDGE AGREEMENT]

Exhibit 5.2(d) – Page 21

Schedule 1

Filings and Other Actions

1.	Filing of UCC-1 statement with the Secretary of State of the State of Utah.

2.	Delivery of the original DRI Note to the Administrative Agent, together with an allonge (duly executed by the Guarantor) with respect to the DRI Note.

Exhibit 5.2(d) – Page 22

Schedule 2

Guarantor’s Jurisdiction of Organization; Chief Executive Office

Jurisdiction of Organization: State of Utah

Chief Executive Office:

120 Tredegar Street

Richmond, Virginia 23219

Exhibit 5.2(d) – Page 23

Exhibit A

[Form of Notice Pursuant to Section 6.3]

QPC Holding Corporation

120 Tredegar Street

Richmond, VA 23219

[December 1], 2016

Dominion Resources, Inc.

120 Tredegar Street

Richmond, VA 23219

Royal Bank of Canada

200 Vesey Street

New York, New York 10281

Ladies and Gentlemen:

Notice of Pledge of Promissory Note

QPC Holding Company, a Utah corporation (the “Noteholder”) hereby notifies Dominion Resources, Inc., a Virginia corporation (the “Maker”), and the Maker acknowledges that:

(a) pursuant to a Guarantee and Pledge Agreement, dated as of [    ], 2016 between the Noteholder and Royal Bank of Canada, as administrative agent (the “Administrative Agent”) under the Term Loan Agreement dated as of October             , 2016 (the “Term Loan Agreement”) among Dominion Midstream Partners, LP (the “Borrower”), the Noteholder, the lenders party thereto and the Administrative Agent, the Noteholder has pledged and assigned to the Administrative Agent that certain Promissory Note, dated as of [December 1, 2016], by the Maker and payable to the Noteholder (the “Note”) as security for the Borrower’s obligations under the Term Loan Agreement; and

(b) until such time as the Administrative Agent notifies the Noteholder and the Maker in writing that the Note has been released from such pledge and assignment, (i) all payments of principal (and, following notification by the Administrative Agent to the Noteholder and the Maker that an Event of Default under the Term Loan Agreement has occurred and is continuing, interest) pursuant to the Note shall be made solely to the Administrative Agent or its nominee and (ii) no amendment, waiver or other modification of the Note by the Noteholder shall be effective unless agreed to in writing by the Administrative Agent.

[Signature pages follow]

Exhibit 5.2(d) – Page 24

QPC HOLDING COMPANY, as the Noteholder

By:
Name:
Title:

Signature Page to Notice of Pledge of Promissory Note

Exhibit 5.2(d) – Page 25

Acknowledged and agreed:

DOMINION RESOURCES, INC., as the Maker

By:
Name:
Title:

Signature Page to Notice of Pledge of Promissory Note

Exhibit 5.2(d) – Page 26

Acknowledged and agreed:

ROYAL BANK OF CANADA, as the Administrative Agent

By:
Name:
Title:

Signature Page to Notice of Pledge of Promissory Note

Exhibit 5.2(d) – Page 27

EXHIBIT 5.2(h)

FORM OF LEGAL OPINION

[See attached.]

Exhibit 5.2(h) – Page 1

[SUBJECT TO INTERNAL OPINION REVIEW AND APPROVAL PROCESS]

[McGuireWoods LLP Letterhead]

[            ], 201[6]

Each of the Lender Parties

referenced below

Dominion Midstream Partners, LP

Ladies and Gentlemen:

We have acted as special counsel to Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), and Dominion Resources, Inc., a Virginia corporation (“DRI”; the Borrower, the Guarantor and DRI being referred to, collectively, as the “Opinion Parties” and each, individually, as a “Opinion Party”), in connection with the transactions (collectively, the “Transactions”) to be consummated on the date hereof pursuant to the Term Loan Agreement dated as of October     , 2016 (the “Loan Agreement”), among the Borrower, the Guarantor, the lenders from time to time parties to the Loan Agreement (collectively, the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders (in such capacity, the “Agent”), and Mizuho Bank, Ltd., as syndication agent. This opinion letter is furnished to you pursuant to Section 5.2(h) of the Loan Agreement. Unless otherwise defined herein, terms used herein have the meanings provided for in the Loan Agreement.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Loan Agreement;

(b) the Guarantee and Pledge Agreement dated as of the date hereof (the “Guarantee and Pledge Agreement”) by the Guarantor in favor of the Administrative Agent;

(c) the promissory note dated the date hereof (the “DRI Note”) made by DRI and payable to the Guarantor in the principal amount of $300,000,000; and

(d) [the][each] promissory note dated as of [            ], 201[6] made by the Borrower, in the applicable principal amount and payable to the applicable Lender as described in Exhibit A attached hereto.

The documents referred to in clauses (a) and [(c)][(d)] above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.”

Exhibit 5.2(h) – Page 2

In addition, we have examined and relied upon the following:

(i) a certificate from the [assistant] secretary of Dominion Midstream GP, LLC, a Delaware limited liability company and the general partner of the Borrower (the “General Partner”), certifying as to (A) true and correct copies of (I) the certificate of limited partnership and partnership agreement of the Borrower (the “Borrower Organizational Documents”), (II) the certificate of formation and limited liability company agreement of the General Partner and (III) resolutions of the board of directors of the General Partner authorizing the execution and delivery of the Subject Documents to which the Borrower is a party and the performance of its obligations thereunder and (B) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver such Subject Documents on behalf of the General Partner in its capacity as the general partner of the Borrower;

(ii) a certificate from the [assistant] corporate secretary of DRI certifying as to (A) true and correct copies of the articles of incorporation and bylaws of DRI (the “DRI Organizational Documents”; and together with Borrower Organizational Documents, collectively, the “Organizational Documents”) and resolutions of the board of directors of DRI authorizing the execution and delivery of the Subject Documents to which DRI is a party and the performance of its obligations thereunder and (B) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver such Subject Documents on behalf of DRI;

(iii) a certificate dated             , 2016, issued by the Secretary of State of the State of Delaware, attesting to the partnership status of the Borrower in the State of Delaware (the “DE Status Certificate”);

(iv) a certificate dated             , 2016, issued by the State Corporation Commission of Virginia, attesting to the corporate status of DRI in the Commonwealth of Virginia (the “VA Status Certificate”; collectively with the DE Status Certificate, the “Status Certificates” and each, individually, a “Status Certificate”);

(v) a Certificate of the Opinion Parties, a copy of which is attached as Annex A hereto (the “Opinion Parties’ Certificate”), together with the indentures, mortgages, deeds of trust, credit agreements, guarantees and other agreements referred to on Schedule I thereto and the orders, writs, injunctions, decrees and judgments referred to on Schedule II thereto (collectively, the “Reviewed Documents” and each, individually, a “Reviewed Document”); and

(vi) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Exhibit 5.2(h) – Page 3

As used herein, the following terms have the respective meanings set forth below:

“Applicable Law” means the federal law of the United States (including Regulations T, U and X of the Board of Governors of the Federal Reserve System), the Delaware Revised Uniform Limited Partnership Act (as to the Borrower only), the laws of the State of New York and the laws of the Commonwealth of Virginia (as to DRI only).

“Documents” means, collectively, the Subject Documents and the documents referred to in clauses (i) to (v) above.

“Lender Parties” means, collectively, the Lenders as of the date hereof and the Agent, and a “Lender Party” means any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

References herein to articles and sections of the UCC are based on the article numbers and section numbers in the Official Text of the Uniform Commercial Code (as promulgated by the American Law Institute and the National Conference of Commissioners on Uniform State Laws) and shall be deemed to refer to the corresponding provisions of the UCC.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following.

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) the Opinion Parties’ Certificate and other certificates of any Opinion Party or authorized representatives thereof, (ii) representations of any Opinion Party set forth in any Subject Document and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Signatures. The signatures of the individuals signing the Subject Documents are genuine.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Borrower and DRI. All individuals signing the Subject Documents have the legal capacity to execute the Subject Documents.

Exhibit 5.2(h) – Page 4

(e) Authorization, Execution and Delivery of the Subject Documents by Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Borrower and DRI.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Opinion Parties.

(g) Noncontravention. Neither the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Borrower and DRI as to their respective Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to any Opinion Party as to any Applicable Law, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to any Opinion Parties as to the Reviewed Documents.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the Subject Documents by the parties thereto and to the consummation by such parties of the Transactions have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to any Opinion Party and is the subject of our opinion in Paragraph 6.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the Transactions. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

(j) Use of Proceeds. With respect to our opinions in Paragraphs 5(a)(i) and 5(b)(i) as they relate to Regulations T, U and X of the Board of Governors of the Federal Reserve System, the Opinion Parties will comply with the provisions of the Loan Agreement relating to the use of proceeds.

(k) Certain Documents. Each of the Reviewed Documents and the Borrower’s partnership agreement will be enforced in accordance with its terms.

(l) Subject Collateral. With respect to our opinions in Paragraph 9:

(i) the completeness, sufficiency and accuracy of the name and address of the Agent contained in the Subject Documents;

Exhibit 5.2(h) – Page 5

(ii) that value has been given for the security interests created under the Guarantee and Pledge Agreement; and

(iii) that the Guarantor has rights in the Subject Collateral (as defined in Paragraph 9 below) or the power to transfer rights in the Subject Collateral sufficient to grant a security interest therein.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status.

(a) Based solely upon its Status Certificate, the Borrower is a validly existing limited partnership under the laws of the State of Delaware, and is in good standing under such laws, as of the date set forth in its Status Certificate.

(b) Based solely upon its Status Certificate, DRI is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws, as of the date set forth in its Status Certificate.

2. Power and Authority; Authorization. Each of the Borrower and DRI has the limited partnership or corporate, as applicable, power and authority to execute, deliver and perform the terms and provisions of the Subject Documents to which it is a party and has taken all necessary limited partnership or corporate, as applicable, action to authorize the execution, delivery and performance thereof.

3. Execution and Delivery. Each of the Borrower and DRI has duly executed and delivered the Subject Documents to which it is a party.

4. Validity and Enforceability. Each Subject Document to which any Opinion Party is a party constitutes the valid and binding obligation of such Opinion Party, enforceable against such Opinion Party in accordance with its terms, under the laws of the State of New York.

5. Noncontravention.

(a) Neither the execution and delivery by the Borrower or DRI of any Subject Document to which it is a party, nor the performance by the Borrower or DRI of its obligations thereunder: (i) violates any statute or regulation of Applicable Law that, in each case, is applicable to the Borrower or DRI; (ii) violates any provision of the respective Organizational Documents of the Borrower and DRI or (iii) violates, results in any breach of any of the terms of, or constitutes a default under, any Reviewed Document or results in the creation or imposition of any lien, security interest or other encumbrance (except as contemplated by the Subject Documents) upon any assets of the Borrower or DRI pursuant to the terms of any Reviewed Document.

Exhibit 5.2(h) – Page 6

(b) Neither the execution and delivery by the Guarantor of any Subject Document to which it is a party, nor the performance by the Guarantor of its obligations thereunder: (i) violates any statute or regulation of Applicable Law that, in each case, is applicable to the Guarantor or (ii) violates, results in any breach of any of the terms of, or constitutes a default under, any Reviewed Document or results in the creation or imposition of any lien, security interest or other encumbrance (except as contemplated by the Guarantee and Pledge Agreement) upon any assets of the Guarantor pursuant to the terms of any Reviewed Document.

6. Governmental Approvals. No consent, approval or authorization of, or filing with, any governmental authority of the State of Delaware, the State of New York, the Commonwealth of Virginia or the United States pursuant to any statute or regulation of Applicable Law that, in each case, is applicable to any Opinion Party is required for (a) the due execution and delivery by such Opinion Party of the Subject Documents to which it is a party or the performance by such Opinion Party of its obligations thereunder or (b) the validity, binding effect or enforceability of the Subject Documents, except (i) in each case as have previously been made or obtained, and (ii) filings (including the filing of UCC termination statements, discharges and releases of mortgages or deeds of trust and termination agreements in the appropriate filing offices) which are necessary in order to release liens not permitted by the Subject Documents, if any.

7. Proceedings. To our knowledge, there is no outstanding judgment, action, suit or proceeding pending against any Opinion Party before any court, governmental agency or arbitrator which challenges the legality, validity, binding effect or enforceability of any of the Subject Documents.

8. Investment Company Act. No Opinion Party is required to be registered under the Investment Company Act of 1940, as amended.

9. Subject Collateral.

(a) The Guarantee and Pledge Agreement is effective to create a valid security interest in favor of the Agent (for the benefit of the Lenders), to secure the Guaranteed Obligations (as defined in the Guarantee and Pledge Agreement), in all right, title and interest of the Guarantor in and to the DRI Note and the other personal property included within the term Collateral (as defined in the Guarantee and Pledge Agreement) in which a security interest can be granted under Article 9 of the UCC (collectively, the “Subject Collateral”).

(b) The Agent (for the benefit of the Lenders) will have a perfected security interest in the DRI Note upon delivery to the Agent, for the benefit of the Lenders, in the State of New York of the original DRI Note, accompanied by an allonge duly indorsed in blank by an effective indorsement.

Exhibit 5.2(h) – Page 7

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification. The enforceability of any agreement of any Opinion Party in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities, which agreement is contrary to public policy or applicable law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement of any Opinion Party in any Subject Document to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and the enforceability of any agreement of any Opinion Party regarding the choice of law governing any Subject Document (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law of any such agreement that the laws of the State of New York shall govern the such Subject Document).

(c) Certain Laws. The following federal and state laws, and regulations promulgated thereunder, and the effect of such laws and regulations on the opinions expressed herein: securities (including Blue Sky laws), antifraud, derivatives or commodities law (except as expressly included in the definition of “Applicable Law” and provided in Paragraph 8); banking laws (except as expressly included in the definition of “Applicable Law”); the USA PATRIOT Act of 2001 and other anti-terrorism laws; laws governing embargoed or sanctioned persons; anti-money laundering laws; anti-corruption laws; truth-in-lending laws; equal credit opportunity laws; consumer protection laws; pension and employee benefit laws; environmental laws; tax laws; health and occupational safety laws; building codes and zoning, subdivision and other laws governing the development, use and occupancy of real property; the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other antitrust and unfair competition laws; the Assignment of Claims Act of 1940, as amended; and laws governing specially regulated industries (such as communications, gaming, healthcare, insurance, and transportation, but excluding for this purpose the Applicable Law regulating the energy and utilities business of any of the Opinion Parties) or specially regulated products or substances (such as alcohol, drugs, food and radioactive materials).

(d) Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state.

(e) Trust Relationship. The creation of any trust relationship by any Opinion Party on behalf of any Lender Party.

(f) Certain Agreements of the Opinion Parties. The enforceability of any agreement of any Opinion Party in any Subject Document providing: (i) for specific performance

Exhibit 5.2(h) – Page 8

of such Opinion Party’s obligations; (ii) for the right of any purchaser of a participation interest from any Lender to set off or apply any deposit, property or indebtedness with respect to any such participation interest; (iii) for establishment of a contractual rate of interest payable after judgment; (iv) for adjustments of payments among Lenders or rights of set off; (v) for the granting of any power of attorney; (vi) for survival of liabilities and obligations of any party under such Subject Document arising after the effective date of termination of the Loan Agreement; (vii) for obligations to make an agreement in the future; (viii) that any act done in contravention thereof is void or voidable; (ix) for the survival of any claim beyond any applicable statute of limitation; or (x) for the severability of provisions in such Subject Document.

(g) Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

(h) UCC Choice of Law. The enforceability of any provision in any Subject Document with respect to governing law to the extent that such provision purports to affect the choice of law governing perfection and non-perfection of the security interests under the UCC.

(i) Sale of Collateral. The enforceability of any provision in any Subject Document relating to the sale or other disposition of the Subject Collateral except in compliance with the UCC (including any purchase thereof by the Agent).

(j) Custody of Collateral. The enforceability of any provision in any Subject Document providing for the care of the Subject Collateral in the possession of the Agent to the extent inconsistent with Section 9-207 of the UCC.

(k) Waivers and Agreed Standards. The enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (collectively, a “Waiver”) or any purported agreement to establish standards for reasonable notification or commercial reasonableness (collectively, an “Agreed Standard”) by any Lender Party under any Subject Document to the extent such Waiver or Agreed Standard is limited by applicable law (including without limitation (i) judicial decisions and (ii) Section 1-302(b) or 9-602 of the UCC).

(l) Title; Priority; Security Interests. Any person’s ownership rights in or title to, or priority of any security interest in or lien on or with respect to, any property or assets forming any part of the Subject Collateral, the description or location of any property, or except as expressly stated in Paragraph 9 of this opinion letter, the creation, validity or perfection of any security interest or lien therein.

(m) Creation, Validity or Enforceability of Security Interest in Certain Types of Collateral. The creation, validity or enforceability of any security interest purported to be granted in or in respect of the following: (i) any real property, policy of insurance, receivable due from any government or agency thereof, consumer good, commercial tort claim or account

Exhibit 5.2(h) – Page 9

resulting from the sale of any of the foregoing, or (ii) any other property or asset, the creation of a security interest in which is excluded from the coverage of Article 9 or (if applicable) Article 8 of the UCC, including such property or asset, the creation of a security interest in which is subject to the laws of any jurisdiction other than the State of New York.

(n) Perfection of Security Interest in Certain Types of Collateral. The perfection of any security interest granted in or in respect of (i) any property or assets described in paragraph (m) above (captioned “Creation, Validity or Enforceability of Security Interest in Certain Types of Collateral”), (ii) any fixtures, equipment used in farming operations, farm products, crops, timber to be cut, as-extracted collateral or rights therein, beneficial interest in a trust, letter of credit, or account resulting from the sale of any of the foregoing, (iii) any “know how”, copyright, patent, trademark, service mark, license, trade secret, trade name or other intellectual property or rights therein, or (iv) any other property or asset, the perfection of a security interest in which is excluded from the coverage of Article 9 or (if applicable) Article 8 of the UCC, including such property or asset, the perfection of a security interest in which is subject to (A) a statute or treaty of the United States which provides for a national or international registration or a national or international certificate of title for the perfection or recordation of a security interest therein or which specifies a place of filing different from that specified in the UCC for filing to perfect or record such security interest, (B) a certificate of title statute or (C) any laws other than Applicable Law.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law. We express no opinion with respect to the usury laws of any jurisdiction except those of the State of New York.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in any Subject Document.

(d) Unenforceability of Certain Provisions. Certain of the provisions contained in the Subject Documents may be unenforceable or ineffective, in whole or in part. Such provisions include, without limitation, those which: require waivers or amendments to be

Exhibit 5.2(h) – Page 10

made only in writing; purport to waive the right of statutory or equitable redemption; authorize the taking of possession of collateral without judicial process or otherwise authorize self-help or authorize any of the Lender Parties to act on behalf of, or exercise the rights of, any Opinion Party; violate applicable public policy; waive or do not require notice in connection with the exercise of remedies; authorize a standard for decision other than commercial reasonableness; purport to validate otherwise invalid provisions of other documents incorporated or referred to in any Subject Document; purport to alter the priority of any lien or security interest; or subrogate any of the Lender Parties or any other party to the rights of others. The inclusion of such provisions, however, does not render any Subject Document invalid as a whole, and each of the Subject Documents contains, in our opinion, adequate remedial provisions for the ultimate practical realization of the principal benefits purported to be afforded by such Subject Document, subject to the other qualifications contained in this opinion letter. We note, however, that the unenforceability of such provisions may result in delays in enforcement of the rights and remedies of the Lender Parties under the Subject Documents, and we express no opinion as to the economic consequences, if any, of such delays.

(e) Noncontravention and Governmental Approvals. With respect to the opinions expressed in Paragraphs 5(a)(i), 5(b)(i) and 6, (i) our opinions are limited to our review of only those statutes and regulations of Applicable Law that, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents and to business organizations generally and to the energy and utility business of the Opinion Parties known to us, and (ii) other than with respect to any payment obligation, any guarantee by any Opinion Party of the payment obligations of other persons under any Subject Documents, any obligation to grant security interests in the Subject Collateral or any obligation to deliver financial information to the Agent or any Lender, we express no opinion whether performance by any Opinion Party of its obligations under the Subject Documents after the date hereof would violate any Applicable Law or would require any consent, approval or authorization of, or filing with, any governmental authority.

(f) Material Changes to Terms. Provisions in the Subject Documents which provide that any obligations of any Opinion Party thereunder will not be affected by the action or failure to act on the part of any Lender Party or by an amendment or waiver of the provisions contained in the other Subject Documents might not be enforceable under circumstances in which such action, failure to act, amendment or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the Lender Parties and the Opinion Parties.

(g) Incorporated Documents. The foregoing opinions do not relate to (and we have not reviewed) any documents or instruments other than the Documents, and we express no opinion as to (i) such other documents or instruments (including, without limitation, any documents or instruments referenced or incorporated in any Subject Document or the Reviewed Documents), (ii) the interplay between any Document and any such other documents and instruments or (iii) any schedule, exhibit, appendix or like supplemental document referred to as attached to any Document if so attached or in any manner altered after our review of such Document.

Exhibit 5.2(h) – Page 11

(h) Mathematical Calculations. We have made no independent verification of any of the numbers, schedules, formulae or calculations in the Documents, and we render no opinion with regard to the accuracy, validity or enforceability of any of them.

(i) Reviewed Documents. With respect to our opinions in Paragraphs 5(a)(iii) and 5(b)(ii), (i) we express no opinion as to any violation of a Reviewed Document not readily ascertainable from the face of the Reviewed Document or arising from any cross-default provision insofar as it relates to a default under an agreement that is not a Reviewed Document (or, as provided above, arising under a covenant of a financial or numerical nature or requiring computation) and (ii) notwithstanding any provision of any Reviewed Document, or any principle of choice of laws, that would specify that the law of any other state or jurisdiction governs any Reviewed Document, we have construed and applied each Reviewed Document as if it were governed by the laws of the State of New York.

(j) Knowledge. Whenever the phrase “to our knowledge” or “known to us” (or words of similar import) is used in this opinion letter, it means the actual knowledge of the particular McGuireWoods LLP attorneys who have represented the Opinion Parties in connection with the Subject Documents and who have given substantive attention to the preparation and negotiation thereof. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files or records or dockets or any review of our files) to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the same in connection with the preparation and delivery of this opinion letter.

(k) Choice of New York Law and Forum. To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon New York General Obligations Law Sections 5-1401 and 5-1402 and Rule 327(b) of the New York Civil Practice Law and Rules and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under any Subject Document.

(l) Security Interest in Proceeds. The continuation and perfection of the Agent’s security interest in the proceeds of the Subject Collateral are limited to the extent set forth in Section 9-315 of the UCC.

(m) Actions to Continue Effectiveness. We express no opinion as to any actions that may be required to be taken periodically under the UCC or any other applicable law for the effectiveness of any financing statements, or the validity or perfection of any security interest, to be maintained.

(n) After-Acquired Property. A security interest in any Subject Collateral that constitutes after-acquired collateral does not attach until the applicable Opinion Party has rights in such after-acquired collateral.

Exhibit 5.2(h) – Page 12

(o) Property Acquired after Commencement of Bankruptcy Case. In the case of property which becomes part of the Subject Collateral after the date hereof, Section 552 of the Bankruptcy Reform Act of 1978, as amended (the “Bankruptcy Code”) limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(p) After-acquired Property as Voidable Preference. In the case of property which becomes part of the Subject Collateral after the date hereof, Section 547 of the Bankruptcy Code provides that a transfer is not made until the debtor has rights in the property transferred, so a security interest in after-acquired property which is security for other than a contemporaneous advance may be treated as a voidable preference under the conditions (and subject to the exceptions) provided by Section 547 of the Bankruptcy Code.

(q) Rights of Third Parties in Certain Collateral. The rights of the Agent with respect to Subject Collateral consisting of accounts, instruments, licenses, leases, contracts or other agreements will be subject to the claims, rights and defenses of the other parties thereto against the Opinion Parties.

(r) Licenses and Agreements as Collateral. In the case of any Subject Collateral consisting of licenses, permits or similar rights issued or granted by governmental authorities or other persons or entities, or agreements with account debtors, promissory notes, lease contracts, franchises or other contracts and agreements with third parties (collectively, “Licenses and Agreements”), applicable law or the terms of such Licenses and Agreements may not permit the assignment or transfer of such Licenses and Agreements, or the Opinion Parties may not have sufficient rights therein for the security interest of the Agent to attach and, even if the Opinion Parties have sufficient rights for the security interest of the Agent to attach, the exercise of remedies may be limited by the terms of the Licenses and Agreements or require the consent of one or more other parties to the Licenses and Agreements or other persons.

(s) Effective Limits on Remedies. Sections 9-406(d), 9-407(a) and 9-408(a) of the UCC render ineffective terms in certain agreements which prohibit, restrict or require the consent of the person obligated thereon to the assignment or transfer thereof, or the creation, attachment, perfection or enforcement of a security interest therein, or which provide that any such assignment, transfer, creation, attachment or enforcement gives rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy thereunder, but such ineffectiveness may not apply to all Licenses and Agreements or may be limited as provided in Section 9-406, 9-407 or 9-408 of the UCC.

(t) DRI Note. In the case of the DRI Note, we express no opinion as to the perfection of the security interest of the Agent in the DRI Note to the extent continuous possession thereof is not maintained by the Agent in the State of New York, and, in addition, we call to your attention that perfection (and the effect of perfection and non-perfection) of the security interest of the Agent in the DRI Note may be governed by laws other than those of the UCC to the extent the DRI Note becomes located in a jurisdiction other than the State of New York.

(u) Other UCC Limitations. Our opinions may also be limited by Sections 9-316 through 9-321, 9-323, 9-330, 9-331, 9-332, 9-335, 9-336 and 9-338 of the UCC.

Exhibit 5.2(h) – Page 13

Miscellaneous

The foregoing opinions are being furnished only to the Lender Parties and only for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or used or relied upon by any other person or for any other purpose without our prior written consent. At your request, we hereby consent to reliance hereon by any future assignee of any Lender’s interest in the loans under the Loan Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 11.3 of the Loan Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time. We further consent to disclosure of this opinion letter to any regulator or auditor of any Lender Party for the purpose of establishing the existence of this opinion letter; provided, however, that in so disclosing this opinion letter it is understood and agreed that such regulator or auditor is not authorized to rely on the foregoing opinions for any other purpose.

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

Attachments:

[Exhibit A	-	Notes]
Annex A	-	Opinion Parties’ Certificate

Exhibit 5.2(h) – Page 14

Exhibit A

Notes

Lender	Amount

Exhibit 5.2(h) – Page 15

Annex A

Opinion Parties’ Certificate

[To be attached.]

Exhibit 5.2(h) – Page 16

Annex A

DOMINION MIDSTREAM PARTNERS, LP

QPC HOLDING COMPANY

DOMINION RESOURCES, INC.

Certificate of the Opinion Parties

Reference is made to the opinion letter of McGuireWoods LLP dated the date hereof (the “Opinion Letter”) delivered in connection with the Term Loan Agreement, dated as of October 28, 2016 (the “Loan Agreement”), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the lenders from time to time parties to the Loan Agreement (the “Lenders”), Royal Bank of Canada, as administrative agent for the Lenders, and Mizuho Bank, Ltd., as syndication agent. Capitalized terms used in this Certificate of the Opinion Parties (this “Certificate”) and not otherwise defined have the meanings assigned to such terms in the Opinion Letter.

The undersigned Opinion Parties certify, in connection with the execution, delivery and performance by the Opinion Parties of the Loan Agreement, the Guarantee and Pledge Agreement, the DRI Note and each promissory note described in Exhibit A to the Opinion Letter (collectively, the “Subject Documents”), the consummation of the transactions contemplated by the Subject Documents and the delivery by McGuireWoods LLP of the Opinion Letter, as follows:

1. Attached as Schedule I hereto is a list of all indentures, mortgages, deeds of trust, bonds, notes, security or pledge agreements, guarantees, loan or credit agreements and other agreements or instruments to which any of the Opinion Parties is a party, in each case which relate to the borrowing of money, the guaranty of the indebtedness of other persons or entities, or the creation of liens or security interests to secure indebtedness and which purport to affect the ability of any of the Opinion Parties to undertake and perform its obligations under the Subject Documents to which it is a party (collectively, the “Reviewed Agreements”).

2. Attached hereto as Schedule II is a list of all orders, writs, injunctions, decrees or judgments of any court or other governmental authority to which each of the Opinion Parties is or may be subject that relate to the corporate or limited partnership authority, as applicable, of such Opinion Party (other than its authority to engage in regulated utility or energy businesses) or its ability to borrow money, to guarantee the obligations of other persons or entities, to create liens, security interests or encumbrances on its property or to undertake and perform its obligations under the Subject Documents to which it is a party (the “Reviewed Orders”; collectively with the Reviewed Agreements, the “Reviewed Documents”).

3. A true and complete copy of each of the Reviewed Documents has been previously furnished to McGuireWoods LLP. No default or event of default or violation of any of the Reviewed Documents exists both before and immediately after giving effect to the transactions contemplated by the Subject Documents.

4. After giving effect to the DRI Note and all transactions contemplated to be entered into in connection with the DRI Note, the ratio of “Total Funded Debt to Capitalization” (as defined in the Reviewed Agreement described as “[Second] Amended and Restated

Exhibit 5.2(h) – Page 17

Revolving Credit Agreement dated as of [            ], 2016” in item #8 under “DRI” in Schedule I hereto) of DRI will not exceed the maximum ratio permitted by such Reviewed Agreement for DRI.

5. DRI has issued the DRI Note as part of the “Short-Term Financing Program” described in the resolutions of the Board of Directors of DRI adopted on [October 28], 2016. The Chief Executive Officer, President, Chief Financial Officer or Treasurer of DRI has approved the terms of the DRI Note. As of the date hereof, after giving effect to the DRI Note and all transactions contemplated to be entered into in connection therewith, the maximum combined aggregate amount available for DRI, Virginia Electric and Power Company, Dominion Gas Holdings, LLC and Questar Gas Company under the Short Term Financing Program referenced above does not exceed $10.0 billion.

6. The Borrower has entered into the Loan Agreement as part of the “Debt Financing Program” described in the resolutions adopted by the Board of Directors of the general partner of the Borrower on July 22, 2016. As of the date hereof, after giving effect to the Loan Agreement and the transactions contemplated therein, the maximum combined aggregate principal amount outstanding under the Debt Financing Program referenced above that is not payable to DRI or its affiliates does not exceed $1.0 billion.

7. Less than twenty-five percent (25%) of the assets of each Opinion Party and its subsidiaries on a consolidated basis and on an unconsolidated basis consist of Margin Stock (as hereinafter defined).

8. As of the date hereof, there are no actions, suits, proceedings or arbitrations pending or, to any Opinion Party’s knowledge, threatened against any of the Opinion Parties before any court or arbitrator or any governmental body, agency or official which actions, suits, proceedings or arbitrations are required to be disclosed by any Opinion Party pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and have not heretofore been so disclosed or which challenge the legality, validity, binding effect or enforceability of any of the Subject Documents.

9. Each of the Opinion Parties is primarily engaged directly, or indirectly through Majority-Owned Subsidiaries, in the business of producing and transporting energy and providing related services to customers in the United States; and each of the Opinion Parties (a) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in Securities, (b) has not and is not engaged, and does not propose to engage, in the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding and (c) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the total assets of such Opinion Party (exclusive of Government Securities and cash items) on an unconsolidated basis.

For purposes of this Certificate, the following terms shall have the respective meanings set forth below:

“Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.

Exhibit 5.2(h) – Page 18

“Government Securities” means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Investment Securities” means all Securities except (a) Government Securities and (b) Securities issued by Majority-Owned Subsidiaries of an Opinion Party that are not engaged and do not propose to be engaged in activities described in clauses (a), (b) or (c) of Paragraph 8 of this certificate.

“Majority-Owned Subsidiary” of a person means a company fifty percent (50%) or more of the outstanding Voting Securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person.

“Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Value” means (a) with respect to Securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (b) with respect to other Securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by or under the direction of the board of directors; and (c) with respect to Securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.

“Voting Security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or its equivalent, e.g., general partner of a partnership or manager of a limited liability company). A specified percentage of the outstanding Voting Securities of a company means such amount of its outstanding Voting Securities as entitles the holder or holders thereof to cast said specified percentage of the aggregate votes which the holders of all the outstanding Voting of such company are entitled to cast.

Exhibit 5.2(h) – Page 19

[Signature Page Follows]

Exhibit 5.2(h) – Page 20

IN WITNESS WHEREOF, the undersigned Opinion Parties have executed and delivered this Certificate on the date first set forth above.

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC,
its General Partner

By:
Name:
Title:

QPC HOLDING COMPANY

By:
Name:
Title:

DOMINION RESOURCES, INC.

By:
Name:
Title:

Signature Page to Certificate of the Opinion Parties

Exhibit 5.2(h) – Page 21

Schedule I

Reviewed Agreements1

Borrower

1.	Inter-Company Credit Agreement, dated as of October 20, 2014, by and between Dominion Midstream Partners, LP and Dominion Resources, Inc.

Guarantor

None

DRI

1.	Indenture, dated April 1, 1995, between Consolidated Natural Gas Company and The Bank of New York Mellon (as successor trustee to United States Trust Company of New York), as Trustee, as supplemented by Securities Resolution No. 2 effective as of October 16, 1996 and Securities Resolution No. 4 effective as of December 9, 1997.

2.	Indenture, Junior Subordinated Debentures, dated December 1, 1997, between Dominion Resources, Inc. and The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as Trustee, as supplemented by a Form of Second Supplemental Indenture, dated January 1, 2001.

2.	Form of Senior Indenture, dated June 1, 2000, between Dominion Resources, Inc. and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as Trustee, as supplemented and amended from time to time, and as most recently supplemented by the Fifty-First Supplemental Indenture, dated November 1, 2014.

3.	Junior Subordinated Indenture II, dated June 1, 2006, between Dominion Resources, Inc. and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented and amended from time to time, and as most recently supplemented by the Twelfth Supplemental Indenture, dated as of August 1, 2016.

4.	Indenture, dated as of June 1, 2015, between Dominion Resources, Inc. and Deutsche Bank Trust Company Americas, as Trustee, as supplemented from time to time, and as most recently supplemented by the Seventh Supplemental Indenture, dated as of September 1, 2016.

5.	2014 Series A Purchase Contract and Pledge Agreement, dated as of July 1, 2014, between Dominion Resources, Inc. and Deutsche Bank Trust Company Americas, as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary

[1]	To be updated on the Closing Date.

Exhibit 5.2(h) – Page 22

6.	2016 Series A Purchase Contract and Pledge Agreement, dated as of August 15, 2016, between Dominion Resources, Inc. and Deutsche Bank Trust Company Americas, as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary.

7.	[Second] Amended and Restated Revolving Credit Agreement, dated as of [ ], 2016, among Dominion Resources, Inc., Virginia Electric and Power Company, Dominion Gas Holdings, LLC, Questar Gas Company, the several banks and financial institutions parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Mizuho Bank, Ltd., Bank of America, N.A., Barclays Bank plc and Wells Fargo Bank, N.A., as Syndication Agents.

8.	[Second] Amended and Restated Revolving Credit Agreement, dated as of [ ], 2016, among Dominion Resources, Inc., Virginia Electric and Power Company, Dominion Gas Holdings, LLC, Questar Gas Company, the several banks and financial institutions parties thereto, KeyBank National Association, as administrative agent, and U.S. Bank National Association, as syndication agent.

9.	$75,500,000 Massachusetts Development Finance Agency Solid Waste Disposal Revenue Bonds (Dominion Energy Brayton Point, LLC), Series 2010B.

Exhibit 5.2(h) – Page 23

Schedule II

Reviewed Orders2

None.

[2]	To be updated on the Closing Date

Exhibit 5.2(h) – Page 24

201 S. Main Street, Suite 1100 Salt Lake City, Utah 84111 main 801.328.3131 fax 801.578.6999 www.stoel.com

[            ], 201[6]

To the Lenders (as defined below) party to the

Term Loan Agreement referred to below

and to

Royal Bank of Canada,

as Administrative Agent for the Lenders

Re:	Dominion Midstream Partners LP $300,000,000 Term Loan Agreement

Ladies and Gentlemen:

We have acted as special Utah opinion counsel to QPC Holding Company, a Utah corporation (“QPC Holding”), in connection with the transactions to be consummated (collectively, the “Transaction”) pursuant to the $300,000,000 Term Loan Agreement made and entered into as of October 28, 2016 (the “Term Loan Agreement”) by and among Dominion Midstream Partners, LP, a Delaware limited partnership, as borrower, QPC Holding, as guarantor, the several banks and other financial institutions party thereto (the “Lenders”), Royal Bank of Canada, as Administrative Agent (the “Administrative Agent”), and Mizuho Bank, Ltd., as Syndication Agent. The obligations under the Term Loan Agreement are guaranteed by QPC Holding pursuant to a Guarantee and Pledge Agreement made and entered into as of [            ], 2016 (the “Guarantee”) by QPC Holding in favor of the Administrative Agent for the Lenders. Unless otherwise defined herein, terms used herein have the meanings provided for in the Term Loan Agreement.

We render this opinion letter to you at the request of QPC Holding to satisfy the requirement set forth in Section 5.2(h)(ii) of the Term Loan Agreement. The law covered by the opinions expressed herein is limited to the generally applicable laws of the State of Utah (collectively, the “Covered Laws”).

A.	Documents Reviewed

In connection with this opinion letter and as the basis for the opinions set forth below, we have made such investigations of Utah law as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

a) the Term Loan Agreement;

Exhibit 5.2(h) – Page 25

Alaska    California    Idaho

Minnesota    Oregon    Utah    Washington

and    Washington, D.C.

To the Lenders Identified on Schedule A hereto Royal Bank of Canada [ ], 201[6] Page 26

b) the Guarantee;

c) a certificate from the assistant corporate secretary of QPC Holding certifying as to (A) true and correct copies of the Articles of Incorporation and the Bylaws of QPC Holding (the “Organizational Documents”), (B)(1) the resolutions of the board of directors of Dominion Resources, Inc., a Virginia corporation (“Dominion”), authorizing the execution, delivery and performance of documents by QPC Holding in connection with the contribution and conveyance of QPC Holding’s ownership interests in Questar Pipeline, LLC (the “Base Resolutions”) and (2) the unanimous written consent of the board of directors of QPC Holding, approving the transactions contemplated by the Base Resolutions and the execution, delivery and performance of the Term Loan Agreement and the Guarantee by QPC Holding, and (C) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Term Loan Agreement and the Guarantee on behalf of QPC Holding; and

d) a Certificate of Existence issued by the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) on [            ], 2016 (the “Certificate of Existence”); and

e) the financing statement on Form UCC-1 attached hereto as Exhibit A (the “Utah Financing Statement”);

The Term Loan Agreement and the Guarantee are referred to herein collectively as the “Subject Documents”. The Subject Documents, the Organizational Documents, the Certificate of Existence and the Utah Financing Statement are referred to collectively as the “Reviewed Documents”. We advise you that, in our capacity as special opinion counsel, we have not been involved in the negotiation of the Subject Documents or in the transactions contemplated thereby.

As to any questions of fact material to our opinions, we have relied with your permission and without independent investigation or verification upon the statements as to factual matters set forth in the Subject Documents (including, but not limited to, the representations and warranties set forth therein).

B.	Assumptions

For purposes of this opinion letter, we have assumed that:

B-1. All exhibits, schedules and other attachments referred to in the Subject Documents have been properly completed and attached. There is no document or other information that has not been furnished to us, no written or oral agreement or understanding between or among any of the parties to the Subject Documents, and no usage of trade or course of prior dealing between or among any of those parties, that would, in any such case, define, supplement, qualify or modify any terms of the Subject Documents.

Exhibit 5.2(h) – Page 26

To the Lenders Identified on Schedule A hereto Royal Bank of Canada [ ], 201[6] Page 27

B-2. There is no evidence extrinsic to the provisions of the Subject Documents that the parties intended a meaning contrary to that expressed by the provisions of the Subject Documents, there has been no mutual mistake of fact or misunderstanding, and there exists no fraud, duress or undue influence with respect to the agreements and obligations contained in the Subject Documents. The Subject Documents examined by us are accurate and complete, and the Subject Documents conform to authentic originals.

B-3. The Guarantee (i) constitutes a valid and binding obligation of QPC Holding, enforceable against it in accordance with its terms under the laws of the State of New York and (ii) is effective to create a valid security interest in favor of the Administrative Agent (for the benefit of the Lenders) to secure the Guaranteed Obligations (as defined in the Guarantee), in all right, title and interest of QPC Holding in and to the DRI Note and the other personal property included within the term Collateral (as defined in the Guarantee) in which a security interest can be granted under Article 9 of the Uniform Commercial Code as in effect in the State of New York.

C.	Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications, limitations and exclusions stated below, we are of the opinion that:

C-1. QPC Holding is a validly existing as a corporation in good standing under the laws of the State of Utah.

C-2. QPC Holding has the corporate power and authority to execute, deliver and perform the terms and provisions of the Subject Documents and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.

C-3. QPC Holding has duly executed and delivered each of the Subject Documents.

C-4. Neither the execution and delivery by QPC Holding of the Subject Documents, nor the performance by QPC Holding of its obligations thereunder: (a) violates any statute or regulation of the State of Utah that is applicable to QPC Holding; or (b) violates any provision of the Organizational Documents.

C-5. No consent, approval or authorization of, or filing with, any governmental authority of the State of Utah, that is applicable to QPC Holding is required for (a) the due execution and delivery by QPC Holding of the Subject Documents or the consummation by QPC Holding of the transactions contemplated thereby or (b) the validity, binding effect or enforceability of the Subject Documents, except (i) in each case as have previously been made or obtained and (ii) filings (including the filing of UCC termination statements, discharges and releases of mortgages or deeds of trust and termination agreements in the appropriate filing offices) which are necessary in order to release liens not permitted by the Subject Documents, if any.

C-6. Assuming the filing of the Utah Financing Statement with the Division, the security interest granted by QPC Holding in the Collateral (as defined in the Guarantee) is perfected, to the extent a security interest in the Collateral (as defined in the Guarantee) may be perfected by the filing of a financing statement under the Uniform Commercial Code in effect in the State of Utah.

Exhibit 5.2(h) – Page 27

To the Lenders Identified on Schedule A hereto Royal Bank of Canada [ ], 201[6] Page 28

D.	Qualifications, Limitations and Exclusions

The opinions set forth herein are subject to the following qualifications, limitations and exclusions.

D-1. In rendering the opinion set forth in paragraph C-1 above with respect to the valid existence and good standing of QPC Holding, we have relied solely upon, and such opinion is as of the date of, the Certificate of Existence.

D-2. The opinion set forth in paragraph C-6 above is subject to the following:

(i) The Opinions are limited to the Uniform Commercial Code as in effect in the State of Utah (the “Utah UCC”) and do not address (A) laws other than the Utah UCC, or (B) the Uniform Commercial Code of any jurisdiction other than Utah.

(ii) We have made no examination of the Collateral or any other collateral described in the Subject Documents, and except as expressly set forth in paragraph C-6, no opinion is given as to (A) the perfection of any lien or security interest against or in any of the Collateral, (B) the existence or relative priority of any lien or security interest against or in any of the Collateral, (C) the existence or the relative priority of any other liens, security interests, charges or encumbrances on or in, or adverse claims against, any of the Collateral, (D) the title or other rights of QPC Holding in or to any of the Collateral, or (E) the perfection of any lien or security interest against or in any other property. Furthermore, we have assumed that QPC Holding has rights in, and with respect to after-acquired property will have rights in, whatever interest QPC Holding purports to have in the Collateral.

(iii) Except as expressly set forth in paragraph C-6 above, we render no opinion with respect to the creation, perfection, priority, validity, or enforceability of any security interest in the Collateral.

D-3. The opinions that relate to specific agreements or documents do not extend to documents, agreements or instruments referred to in such agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes, or schedules that are not expressly identified in this opinion letter as having been examined by us.

Exhibit 5.2(h) – Page 28

To the Lenders Identified on Schedule A hereto Royal Bank of Canada [ ], 201[6] Page 29

D-4. We express no opinions in this opinion letter as to any laws or regulations other than the Covered Laws. Our opinions herein are based upon our consideration of only those Utah State statutes, rules and regulations that in our experience are normally applicable to transactions of the type provided for in the Subject Documents. Without limiting the foregoing, we have not examined and we express no opinion as to any matters governed by (i) any banking or insurance company law, rule or regulation, (ii) any law, rule or regulation relating to taxation, (iii) the statutes and ordinances, administrative decisions and rules and regulations of counties, towns, agencies, municipalities and special political subdivisions, (iv) federal securities and state securities or “Blue Sky” laws, rules and regulations, or (v) federal laws relating to foreign trade or investment or anti-money laundering matters.

D-5. The opinions are limited to those expressly stated and no other opinions should be implied.

D-6. Unless otherwise specifically indicated, the opinions are as of the date of this opinion letter and we assume no obligation to update or supplement the opinions to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

*            *             *

This opinion letter is rendered to the addressees hereof, and to each such person’s respective successors and permitted assigns under the Term Loan Agreement and is solely for each such person’s benefit in connection with the Transaction. This opinion letter may not be used or relied on for any other purpose or by any other person without our prior written consent; provided that this opinion letter may be disclosed to, but not relied upon by (a) any governmental, regulatory or other authority or regulators having jurisdiction from time to time over you, (b) affiliates of an addressee, (c) any director, officer or employee of any addressee or any affiliate of an addressee, (d) auditors, legal counsel and other professional advisers of any addressee or any affiliate of an addressee who are in each case subject to a duty of professional confidentiality or a similar contractual confidentiality and (e) any prospective successor and assigns or sub-participants of the Administrative Agent or any Lender and their respective auditors, legal counsel and other professional advisers who are in each case subject to a duty of professional confidentiality or a similar contractual confidentiality. In addition, this opinion letter may be furnished by you pursuant to any order or legal process of any court or in connection with any judicial or arbitration process to which you are a party arising out of the Transaction. Any rights or claims under this opinion letter may be asserted only by (i) the Administrative Agent or any successor(s) to the Administrative Agent, acting for and on behalf of itself, the Lenders under the

Exhibit 5.2(h) – Page 29

To the Lenders Identified on Schedule A hereto Royal Bank of Canada [ ], 201[6] Page 30

Term Loan Agreement and their respective successors and assigns then entitled to rely on this opinion letter, (ii) the Required Lenders under (and as defined in) the Term Loan Agreement, or (iii) the Lenders, either individually or collectively.

Very truly yours,

Exhibit 5.2(h) – Page 30

Exhibit A

Utah Financing Statement

See attached.

Exhibit 5.2(h) – Page 31

EXHIBIT 5.2(j)

FORM OF CLOSING CERTIFICATE

[            ], 201[6]

Pursuant to Section 5.2(j) of that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as Administrative Agent for the Lenders thereunder, and Mizuho Bank, Ltd., as Syndication Agent, the undersigned Responsible Officer (solely in his or her capacity as such and not personally) hereby certifies that, as of the date hereof:

1. there have been no changes to the matters certified by [insert name and title of applicable officer] in the assistant corporate secretary’s certificate, dated as of [            ], 201[6], delivered in connection with the Effective Date of the Credit Agreement; and

2. the conditions precedent set forth in Section 5.2 of the Credit Agreement have been satisfied.

[SIGNATURE PAGE FOLLOWS]

Exhibit 5.2(j) – Page 1

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first above written.

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC, its General Partner

By:
Name:
Title:

Exhibit 5.2(j) – Page 2

EXHIBIT 5.2(k)

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

DOMINION MIDSTREAM PARTNERS, LP

AND ITS SUBSIDIARIES

[            ], 201[6]

Pursuant to Section 5.2(k) of that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as Administrative Agent for the Lenders thereunder, and Mizuho Bank, Ltd., as Syndication Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][chief accounting officer][specify other officer with equivalent duties] of Dominion Midstream GP, LLC, the General Partner of the Borrower, on behalf of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such Indebtedness:

(a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 5.2(k) – Page 1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer][chief accounting officer][specify other officer with equivalent duties] of Dominion Midstream GP, LLC, the General Partner of the Borrower, on behalf of the Borrower, and not individually, as of the date first above written.

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC, its General Partner

By:
Name:
Title:

Exhibit 5.2(k) – Page 2

EXHIBIT 7.1(c)

FORM OF OFFICER’S CERTIFICATE

[            ], 201[6]

This certificate is provided pursuant to Section 7.1(c) of that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as Administrative Agent for the Lenders thereunder, and Mizuho Bank, Ltd., as Syndication Agent.

The undersigned officer of Dominion Midstream GP, LLC, the General Partner of the Borrower, hereby certifies that [he/she] is the [Chief Financial Officer][Treasurer] of the General Partner, and that as such [he/she] is authorized to execute this certificate required to be furnished pursuant to subsection 7.1(c) of the Credit Agreement, and further certifies that:

(a) Attached hereto as Schedule 1 is a copy of the financial statements of the Borrower required to be delivered pursuant to [Section 7.1(a)][Section 7.1(b)] of the Credit Agreement.

(b) The financial statements attached hereto fairly present, in all material respects, the financial condition of the Borrower and were prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein[, subject to changes resulting from audit and normal year-end audit adjustments]9.

(c) To the best knowledge of the undersigned, no Default or Event of Default has occurred and is continuing, except as set forth on Schedule 2 hereto, which sets forth the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d) The Borrower is in compliance with the financial covenant set forth in Section 7.11 of the Credit Agreement, as supported by the calculation set forth on Schedule 3 hereto (all amounts are as of [insert date]).

[SIGNATURE PAGE FOLLOWS]

[9]	Bracketed language to be included only in connection with quarterly financial statements.

Exhibit 7.1(c) – Page 1

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as [Chief Financial Officer][Treasurer] of Dominion Midstream GP, LLC, the General Partner of the Borrower, on behalf of the Borrower, and not individually, as of the date first above written.

DOMINION MIDSTREAM PARTNERS, LP

By:	DOMINION MIDSTREAM GP, LLC, its General Partner

By:
Name:
Title:

Exhibit 7.1(c) – Page 2

Schedule 1

Financial Statements

[Attached]

Exhibit 7.1(c) – Page 3

Schedule 2

Defaults or Events of Default

[If no Defaults or Events of Defaults are in existence, this schedule should read “None”.]

Exhibit 7.1(c) – Page 4

Schedule 3

Leverage Ratio

[Attach calculations]

Exhibit 7.1(c) – Page 5

EXHIBIT 11.3

FORM OF ASSIGNMENT AGREEMENT

Reference is made to that certain Term Loan Agreement, dated as of October 28, 2016 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Dominion Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), QPC Holding Company, a Utah corporation (the “Guarantor”), the Lenders from time to time parties thereto, Royal Bank of Canada, as administrative agent for the Lenders thereunder (the “Administrative Agent”), and Mizuho Bank, Ltd., as Syndication Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, receipt of a copy of which is hereby acknowledged by [the][each] Assignee (as defined below).

This Assignment Agreement by and between [the][each] Assignor (as set forth in item 1 on Schedule 1 hereto and made a part hereof, [the][each, an] “Assignor”) and [the][each] Assignee (as set forth in item 2 on Schedule 1 hereto and made a part hereof, [the][each, an] “Assignee”), is dated as of the Effective Date inserted by the Administrative Agent as contemplated on Schedule 1 hereto (the “Effective Date”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]

1. For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], without recourse to [the][each] Assignor, and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], without recourse to [the][each] Assignor and subject to and in accordance with the terms and conditions set forth herein and in the Credit Agreement, as of the Effective Date, (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified on Schedule 1 of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] respecting the facilities contained in the Credit Agreement, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest[s]”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

2. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality,

Exhibit 11.3 – Page 1

validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto.

3. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.3 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) it has received a copy of the Credit Agreement, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside the U.S., attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; and (ii) it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

5. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit 11.3 – Page 2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR[S][10]		ASSIGNEE[S][11]

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

By:		By:
Name:		Name:
Title:		Title:

Accepted and Consented to:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

Consented to:

DOMINION MIDSTREAM PARTNERS, LP, as Borrower

By:	Dominion Midstream GP, LLC, its General Partner

By:
Name:
Title:

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit 11.3 – Page 3

Schedule 1 to Assignment Agreement

1. Name of Assignor[s]:

2. Name of Assignee[s]:

3. Borrower:	Dominion Midstream Partners, LP

4. Administrative Agent:	Royal Bank of Canada

5. Credit Agreement:	Term Loan Agreement, dated as of October 28, 2016, by and among Dominion Midstream Partners, LP, a Delaware limited partnership, QPC Holding Company, a Utah corporation, the lenders from time to time parties thereto, Royal Bank of Canada, as administrative agent for the lenders thereunder, and Mizuho Bank, Ltd., as syndication agent, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

6. Assigned Interest[s]:

Assignor[s][12]	Assignee[s][13]	Aggregate Amount of Commitment/Loans for all Lenders[14]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[15]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7. Trade Date:                     ]

8. Effective Date: [            ] [    ], 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[12]	List each Assignor, as appropriate.
[13]	List each Assignee, as appropriate.
[14]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[15]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit 11.3 – Page 4